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                                  AGREEMENT AND




                             PLAN OF REORGANIZATION






                                 BY AND BETWEEN


                             WESTERN SIERRA BANCORP



                                       AND



                             CENTRAL CALIFORNIA BANK


                             DATED NOVEMBER 15, 2001

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                      AGREEMENT AND PLAN OF REORGANIZATION



         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 15, 2001, by and between Western Sierra Bancorp, a California corporation ("WSB"), 3350 Country Club Drive, Suite 202, Cameron Park, California 95682, and Central California Bank, a California banking corporation ("CCB"), 14685 Mono Way, Sonora, California 95370, pursuant to which CCB will become a separate, wholly-owned subsidiary of WSB, with reference to the following:

                                 R E C I T A L S

            WHEREAS, CCB is a California banking corporation with its principal office in the City of Sonora, State of California, and WSB is a California corporation with its principal office in the City of Cameron Park, State of California;

            WHEREAS, Lake Community Bank ("LCB") is a California banking corporation with its principal office in the City of Lakeport, State of California, and Western Sierra National Bank ("WSNB") is a national banking association with its principal office in the City of Cameron Park, State of California, and both are wholly-owned subsidiaries of WSB;

            WHEREAS, CCB and WSB desire to enter into this Agreement which contemplates the acquisition of CCB by WSB, pursuant to which CCB will become a separate, wholly-owned subsidiary of WSB;

            WHEREAS, this Agreement provides for the completion of the acquisition of CCB by WSB through the merger (the "Merger") of CCB with a newly formed California banking corporation which shall be a wholly-owned subsidiary of WSB ("New CCB Bank") under the applicable laws of the State of California and in accordance with the separate agreement of merger (the "Merger Agreement") to be entered into by and between New CCB Bank and CCB substantially in the form of EXHIBIT "A" hereto;

            WHEREAS, to consummate the Merger the parties hereto will have to take various steps and actions in furtherance of the transaction contemplated by this Agreement (collectively, with the Merger, the "Transactions");

            WHEREAS, the Boards of Directors of WSB and CCB have determined that this Agreement and the Transactions are in the best interests of their respective shareholders and have approved this Agreement and authorized its execution; and

            WHEREAS, WSNB proposes to sell and transfer to CCB its Sonora Main, Sonora Junction, Twain Harte and Colombia branches (the "Branches") as soon as possible after the consummation of the Transactions and CCB proposes to acquire the Branches, subject to completion of a separate definitive branch acquisition agreement and regulatory approvals;

            NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and intending to be legally bound, the parties hereto agree as follows:


                                A G R E E M E N T


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                                    ARTICLE I

                       THE MERGER AND RELATED TRANSACTIONS

      1.1 CREATION OF NEW CCB BANK. As soon as practicable, WSB shall: (i) organize New CCB Bank ("New CCB") pursuant to Section 350 et seq. of the California Financial Code as a new California banking corporation, wholly-owned by WSB; and (ii) cause New CCB to file an application for deposit insurance with the Federal Deposit Insurance Corporation (the "FDIC"). The Articles of Incorporation and Bylaws of New CCB shall be identical to CCB's Articles of Incorporation and Bylaws except for the corporate name.

      1.2 MERGER. The Merger shall become effective (the "Effective Time of the Merger") on the date that the Merger Agreement is filed with the Commissioner of the California Department of Financial Institutions (the "Commissioner"), after having been filed with the California Secretary of State and previously approved by the Commissioner as provided in Section 2.2 hereof. At the Effective Time of the Merger, and pursuant to the terms of this Agreement and the Merger Agreement, the following transactions will be deemed to have occurred simultaneously:

            (a) MERGER OF NEW CCB AND CCB. New CCB and CCB will merge, and the separate corporate existence of CCB shall cease. New CCB as the corporation surviving the Merger is sometimes referred to herein as the "Merged Bank."

            (b) EFFECT ON NEW CCB SHARES. Each share of the common stock of New CCB (the "New CCB Stock") issued and outstanding immediately prior to the Effective Time of the Merger, on and after the Effective Time of the Merger, pursuant to the Merger Agreement and without any further action on the part of WSB or New CCB, shall be converted into one share of common stock of the Merged Bank (the "Merged Bank Stock"). Each outstanding stock certificate which prior to the Effective Time of the Merger represented shares of New CCB Stock automatically and for all purposes shall be deemed to represent the number of shares of Merged Bank Stock into which the shares of New CCB Stock represented by such certificate have been converted as provided in this Section 1.2(b); provided, however, at the request of WSB, the Merged Bank shall exchange WSB's certificate or certificates formerly representing shares of New CCB Stock for a certificate or certificates of Merged Bank Stock.

            (c) EFFECT ON CCB SHARES. Each share of the common stock, no par value, of CCB (the "CCB Stock") issued and outstanding immediately prior to the Effective Time of the Merger, except for Dissenting CCB Shares (as defined in Section 1.3 hereof), on and after the Effective Time of the Merger, pursuant to the Merger Agreement and without any further action on the part of CCB or the holders of CCB Stock, automatically shall be canceled and cease to be an issued and outstanding share of CCB Stock, and shall be converted into the right to elect to receive newly issued shares of common stock, no par value, of WSB ("WSB Stock"), valued at the WSB Stock Market Value (as that term is defined below), cash or a combination thereof equal to $14.10; provided, however, that the aggregate total WSB Stock Market Value for the shares of WSB Stock payable in the Merger shall be equal to or as nearly equal to (taking into consideration that cash will be paid in lieu of fractional shares) $4,998,000; and provided further that the aggregate total amount of cash payable in the Merger shall be equal to or as nearly equal to (taking into consideration that cash will be paid in lieu of fractional shares) $4,175,070, less the aggregate total of the Per Option Merger Consideration (as that term is defined in Section 1.6 hereof) payable by CCB pursuant to Section 1.6, plus the aggregate total of the per share exercise prices for all CCB Stock Options (as that term is defined in Section 1.6 hereof) exercised after the date hereof and not subject to purchase pursuant to Section 1.6 hereof. Holders of CCB Stock shall be entitled to elect whether to receive WSB Stock, cash, or any combination thereof in accordance with the procedures established in Section 1.5(b) hereof. For purposes of this Agreement, "WSB Stock Market Value" shall be determined by taking the higher of: (i) the average of the closing prices of the WSB Stock on the Nasdaq National Market for the 20 trading days immediately preceding the fifth business day prior to the Closing Date (the "WSB Average Price"); or
      (ii) $11.90.

      Certificates formerly evidencing shares of CCB Stock shall be surrendered for payment and exchange to the Transfer Agent (as defined in Section 1.5 hereof) in accordance with Section 1.5.

            (d) EFFECT ON WSB SHARES. Each share of WSB Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and after the Effective Time of the Merger, remain

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      issued and outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of WSB.

            (e) ALTERNATIVE METHOD. Anything herein to the contrary notwithstanding, upon written notice to CCB, WSB may at any time prior to the Effective Time of the Merger change the method of effecting the acquisition of CCB (including, without limitation, the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:
      (i) alter or change the amount or kind of consideration to be issued to holders of CCB Stock as provided for in this Agreement; (ii) cause the transaction to be treated as anything other than a tax-free reorganization to WSB, CCB and, except to the extent cash is received, the holders of CCB Stock; or (iii) materially impede or delay the receipt of any approvals referred to in Section 10.1 or the consummation of the Transactions contemplated by this Agreement.

      1.3 DISSENTING SHARES OF CCB STOCK. Subject to the limitations of California Corporations Code Section 1300(b), any shareholder of CCB who shall have lawfully dissented from the Transactions in accordance with the applicable statutes of the State of California, and who shall have timely demanded payment of the value of such shareholder's CCB Stock and submitted such shares for endorsement as provided in California Corporations Code
Section 1300(b) ("Dissenting CCB Shares"), shall thereafter have only such rights as are provided a dissenting shareholder in accordance with said statutes and shall have no other rights under this Agreement or as shareholders of WSB.

      1.4 FRACTIONAL SHARES. No fractional shares of WSB Stock shall be issued in the Merger. In lieu thereof, each holder of CCB Stock who would otherwise be entitled to receive fractional shares of WSB Stock shall receive an amount in cash equal to the WSB Average Price multiplied by the fraction of a share of WSB Stock to which such holder would otherwise be entitled.

      1.5   DELIVERY OF CERTIFICATES AND CASH.

            (a) TRANSFER AGENT. Prior to the Effective Time of the Merger, WSB shall deliver or cause to be delivered to Computershare Investor Services, LLC, its transfer agent (the "Transfer Agent"): (i) an amount of cash equal to $3,700,000; and (ii) a sufficient number of certificates representing the shares of WSB Stock to be issued to CCB's shareholders. Delivery to the holders of CCB Stock of the certificates for WSB Stock and cash to which they are entitled will subsequently be made by the Transfer Agent against delivery of share certificates formerly evidencing CCB Stock (duly executed and in proper form for transfer) to the Transfer Agent in accordance with this Section 1.5 and the terms and conditions of an agreement to be entered into by and between WSB and the Transfer Agent (the "Transfer Agent Agreement"). A copy of the Transfer Agent Agreement will be provided to CCB and its counsel for approval prior to consummation of the Merger, which approval shall not be unreasonably withheld.

            (b) EXCHANGE PROCEDURES. As soon as practicable, but not more than 30 days after the Effective Time of the Merger, the Transfer Agent will send a notice and transmittal form to each holder of a certificate previously representing shares of CCB Stock advising such holders of the applicable terms of the conversion effected by the Merger and the procedure for surrendering to the Transfer Agent such certificate for payment and conversion. Each holder of such certificates, upon surrender of the same to the Transfer Agent in accordance with such transmittal form, shall be entitled to elect to receive the consideration provided for in Section 1.2(c) hereof. Those holders of such certificates who surrender their certificates to the Transfer Agent in accordance with such transmittal form within 30 days after the date the transmittal forms are first mailed to such holders shall have the opportunity to elect payment of $14.10 in the form of WSB Stock, cash or any combination thereof for each share of CCB Stock represented by such surrendered certificates. In the event that such holders of CCB Stock have requested more shares of WSB Stock or more cash than available pursuant to Section 1.2(c) hereof, the Transfer Agent shall adjust all such requests, on a pro rata basis, such that the aggregate number of shares of WSB Stock issued shall not exceed the number of shares available and the aggregate amount of cash issued shall not exceed the amount of cash available pursuant to Section 1.2(c) hereof. Those holders of such certificates who surrender their certificates to the Transfer Agent in accordance with such transmittal form after 30 days from the Effective Time of the Merger shall NOT be entitled to elect the form of payment of $14.10 but instead shall be paid WSB Stock, cash or any combination thereof, on a pro rata basis out of the then remaining shares of WSB

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      Stock and cash available pursuant to Section 1.2(c) hereof. If the consideration for shares of CCB Stock provided for in Section 1.2(c) is to be delivered to any person other than the registered holder of said shares surrendered for exchange, the amount of any stock transfer tax or similar taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person shall be paid to the Transfer Agent by such person, or the Transfer Agent may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. The certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates.

            (c) TRANSFERS. After the Effective Time of the Merger, there shall be no transfers on the stock transfer books of CCB of the CCB Stock that was outstanding immediately prior to the Effective Time of the Merger.

            (d) TERMINATION OF EXCHANGE FUND. Any portion of the cash delivered to the Transfer Agent (including the proceeds of any investments thereof) that remains unclaimed by the holders of CCB Stock for six months after the Effective Time of the Merger shall be returned to WSB. Any holders of CCB Stock who have not theretofore complied with this Section 1.5 shall thereafter look only to WSB for exchange of their CCB Stock upon due surrender of their certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of WSB, CCB, the Transfer Agent or any other person shall be liable to any former holder of CCB Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (e) LOST, STOLEN OR DESTROYED CCB STOCK CERTIFICATES. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by WSB, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such certificate, the Transfer Agent shall exchange such lost, stolen or destroyed certificate, upon due surrender thereof, in accordance with the provisions of this Section 1.5.

      1.6 CCB STOCK OPTIONS. Prior to the Effective Time of the Merger, CCB shall purchase each outstanding option theretofore granted by CCB to its employees and directors to purchase shares of CCB Stock ("CCB Stock Option") that has not theretofore been exercised or terminated at a price per CCB Stock Option (the "Per Option Merger Consideration") equal to: (i) the difference between (A) $14.10 and (B) the per share exercise price applicable to each such CCB Stock Option; (ii) multiplied by the total number of shares of CCB Stock subject to each such CCB Stock Option. CCB shall pay the holders of CCB Stock Options pursuant to this Section 1.6 immediately prior to the Effective Time of the Merger. Any such CCB Stock Options not purchased by CCB pursuant to such offer and not exercised prior to the Effective Time of the Merger shall expire at the Effective Time of the Merger.

      1.7 EFFECT OF THE MERGER. By virtue of the Merger and at the Effective Time of the Merger, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of New CCB and CCB shall be vested in and be held and enjoyed by the Merged Bank, without further act or deed, and all the estates and interests of every kind of New CCB and CCB, including all debts due to either of them, shall be as effectively the property of the Merged Bank as they were the property of New CCB and CCB, and the title to any real estate vested by deed or otherwise in either New CCB or CCB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of New CCB and CCB shall be preserved unimpaired, and all debts, liabilities and duties of New CCB and CCB shall be debts, liabilities and duties of the Merged Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

      1.8 NAME OF MERGED BANK. Prior to the Effective Time of the Merger, New CCB shall file a Certificate of Amendment of its Articles of Incorporation changing its corporate name to "Central California Bank" with the Commissioner and thereafter shall file the Certificate of Amendment with the California Secretary of State as of the Closing Date. Immediately thereafter, a certified copy of the Certificate of Amendment shall be submitted to the Commissioner.

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      1.9   CHARTER, ARTICLES AND BYLAWS OF MERGED BANK. The Charter,
Insurance of Accounts, Articles of Incorporation and Bylaws of New CCB as in effect immediately prior to the Effective Time of the Merger shall be the Charter, Insurance of Accounts, Articles of Incorporation and Bylaws of the Merged Bank, except as provided in Section 1.8 hereof.

      1.10 DIRECTORS AND OFFICERS OF MERGED BANK. The directors of New CCB immediately prior to the Effective Time of the Merger shall be the directors of the Merged Bank until their successors have been chosen and qualified in accordance with the Articles of Incorporation and the Bylaws of the Merged Bank; provided, however, that prior to the Effective Time of the Merger New CCB shall: (i) appoint either nine or ten directors from CCB's existing Board of Directors to the Board of Directors of New CCB effective as of the Closing Date; and (ii) cause all incumbent directors of New CCB, except for Charles Bacchi, Lary Davis and Gary D. Gall, to resign from the Board of Directors of New CCB effective as of the Closing Date. The officers of New CCB immediately prior to the Effective Time of the Merger shall be the officers of the Merged Bank until their successors have been chosen and qualified in accordance with the Articles of Incorporation and the Bylaws of the Merged Bank; provided, however, that prior to the Effective Time of the Merger New CCB shall: (i) cause all incumbent officers of New CCB to resign as officers of New CCB effective as of the Closing Date; and (ii) appoint all incumbent officers of CCB as officers of New CCB effective as of the Closing Date.

      1.11 ARTICLES OF INCORPORATION, BYLAWS AND DIRECTORS OF WSB. At the Closing, WSB's Articles of Incorporation and Bylaws as in effect immediately prior to the Closing shall remain the Articles of Incorporation and Bylaws of WSB. At the Effective Time of the Merger, two members of CCB's Board of Directors designated by WSB, in its sole and absolute discretion, shall be appointed to the Board of Directors of WSB.

      1.12 DIRECTOR'S AGREEMENT. Concurrently with the execution of this Agreement, CCB shall cause its directors to enter into an agreement in the form of EXHIBIT "B" hereto, pursuant to which each director shall agree to vote or cause to be voted all shares of his or her CCB Stock with respect to which such director has voting power on the date hereof or hereafter acquired to approve the Transactions contemplated hereby and all requisite matters related thereto.

      1.13 AFFILIATE'S LETTER. Concurrently with the execution of this Agreement, CCB shall use its best efforts to cause each of its "affiliates" for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), to sign an Affiliates' Letter substantially in the form of EXHIBIT "C" hereto. At the Closing, CCB shall use its best efforts to cause any affiliates who had not previously signed an Affiliates' Letter to do so. Each share of WSB Stock issued in respect of CCB Stock pursuant to the Merger to each of CCB's affiliates shall bear the restrictive legend specified in EXHIBIT "C".

      1.14 COOPERATION; BEST EFFORTS. Each of the parties, consistent with the fiduciary duties of the directors of each party, will use its best efforts to consummate the Transactions contemplated by this Agreement and cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or to comply with any law and providing any information required in connection therewith.

      1.15 DIRECTOR AND OFFICER LIABILITY INSURANCE. WSB, from and after the Effective Time of the Merger, will directly or indirectly cause the persons who served as directors or officers of CCB on or before the Effective Time of the Merger to be covered by WSB's existing directors' and officers' liability insurance policy (provided that WSB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) or so-called tail coverage obtained in connection with CCB's directors' and officers' liability insurance policies in effect as of the Effective Time of the Merger; provided that WSB shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by CCB for such insurance. Subject to the preceding sentence, such insurance coverage shall commence on the Effective Time of the Merger and will be provided for a period of no less than three (3) years after the Effective Time of the Merger. From the date hereof through the Effective Time of the Merger and subject to the foregoing, CCB shall use its best efforts to arrange for tail coverage related to its then current policies of directors' and officers' liability insurance and, following the Effective Time of the Merger, WSB shall exercise those rights which it may have in order to commence such coverage. In connection

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with any active, pending claim which may arise after the date hereof through the Effective Time of the Merger under an existing CCB directors' and officers' liability insurance policy, WSB will take no action that would have the effect of waiving any such claim and will not omit to take any action that is necessary to preserve such claim.

      In the event WSB or any of its successors or assigns (A) consolidates with or merges into any third person, group or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any third person, group or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of WSB assume the obligations set forth in this Section 1.15. The provisions of this Section 1.15 are intended to be for the benefit of, and shall be enforceable by, each of CCB's directors and officers as of the Effective Time of the Merger and his or her heirs and representatives.

                                   ARTICLE II

                                   THE CLOSING

      2.1 CLOSING DATE. The consummation of the Transactions contemplated by this Agreement (the "Closing"), unless another date or place is agreed in writing by the parties hereto, shall take place at the main office of WSB in Cameron Park at a time and on a date mutually agreeable to CCB and WSB within fifteen days after the last of the following shall have occurred: (i) the receipt of all approvals and consents specified in Article X hereof; (ii) the expiration of the applicable waiting period under the Bank Merger Act and the Bank Holding Company Act of 1956, as amended (the "BHCA"); and (iii) all conditions specified in Articles VIII, IX and X hereof shall have been satisfied (the "Closing Date"); provided, however, that if the parties cannot agree on the Closing Date, the Closing Date shall be the last business day in such fifteen day period.

      2.2 EXECUTION OF MERGER AGREEMENT. Prior to the Closing Date and as soon as practicable after the organization of New CCB, the approval of this Agreement and the Transactions contemplated hereby by the shareholder of New CCB and the shareholders of CCB, and the satisfaction of the conditions precedent to the consummation of the Merger, the Merger Agreement in the form attached as EXHIBIT "A" (as amended, if necessary, to conform to the requirements of law or a governmental authority or agency having authority over the Merger, which requirements are not materially in contravention of any of the substantive terms hereof) shall be executed by CCB and New CCB. As soon as possible thereafter, the Merger Agreement, along with the requisite Officers' Certificates, shall be submitted to the Commissioner for approval and endorsement pursuant to Section 4887(a) of the California Financial Code and, thereafter, shall be filed with the California Secretary of State. Prior to the close of business on the Closing Date, an executed copy of the Merger Agreement with the approval of the Commissioner endorsed therein and certified by the California Secretary of State shall be filed with the Commissioner as provided in Section 4887(b) of the California Financial Code effective as of the close of business on the Closing Date. The Merger shall become effective in accordance with the provisions of Section 1.2 of this Agreement.

      2.3 DOCUMENTS TO BE DELIVERED. The parties shall deliver, or cause to be delivered, the documents called for by the Closing Schedule attached hereto as EXHIBIT "D," along with such other documents or certificates as may be necessary, in the reasonable opinion of counsel for each of the parties, to effectuate the Transactions called for hereunder. In the event that counsel for any of the parties believes that documents necessary for the Closing have not been set forth on the Closing Schedule, counsel shall advise the other party in writing, no less than five business days prior to the Closing Date, setting forth a brief description of the additional documents desired and such documents shall also be provided at the Closing. If, at any time after the Effective Time of the Merger, the Merged Bank or WSB or their successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the Transactions set forth herein or contemplated hereby, the officers and directors of the parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such Transactions, whether at the Closing or thereafter.


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                               ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF CCB

      CCB hereby represents and warrants to WSB as follows:

      3.1 ORGANIZATION, STANDING AND POWER. CCB is a California state banking corporation, duly organized, validly existing and in good standing under the laws of the State of California, and is authorized by the Commissioner to conduct a commercial banking business. CCB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of CCB nor the location of any of its properties requires that it be licensed or qualified to do business in any jurisdiction other than the State of California. Attached hereto as SCHEDULE 3.1 are true and correct copies of its Articles of Incorporation and Bylaws, as amended to the date hereof.

      3.2 CAPITALIZATION. The authorized capitalization of CCB consists of 10,000,000 shares of common stock, no par value, of which 612,738 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, the CCB Stock was held by approximately 536 shareholders of record and the CCB Stock was registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All of the outstanding shares of the CCB Stock are validly issued, fully paid and nonassessable. Except as contemplated herein and except for stock options covering 138,000 shares of the CCB Stock under the CCB 1998 Stock Option Plan there are presently, and on the Closing Date there will be, no outstanding options, warrants or other rights in or with respect to the unissued shares of the CCB Stock or any securities convertible into such CCB Stock, and CCB is not obligated to issue any additional shares of its CCB Stock or any other security convertible into its CCB Stock.

      3.3 SUBSIDIARIES. Except as set forth on SCHEDULE 3.3, CCB does not own, directly or indirectly (except as pledged pursuant to loans which are not in default or for shares held by CCB as the result of any foreclosure by CCB on any loan, which shares do not exceed 4.9% of the outstanding common stock of any such company), any outstanding stock or other voting interests in any corporation, partnership, joint venture or other entity. Each such entity is duly organized, validly existing and in good standing under the laws of the jurisdiction.

      3.4 AUTHORITY. The execution and delivery by CCB of this Agreement and the Merger Agreement and the consummation of the Transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of CCB. The Agreement is, and the Merger Agreement will be, binding and enforceable obligations of CCB, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or federally insured banks, or by general equitable principles, or by 12 U.S.C. 1818(b)(6)(D). Neither the execution and delivery by CCB of this Agreement or the Merger Agreement, nor the consummation of the Transactions contemplated herein or therein, nor compliance by CCB with any of the provisions hereof or thereof will: (i) conflict with, or result in a breach of, any provision of its Articles of Incorporation or Bylaws; or (ii) except as set forth in SCHEDULE 3.4, constitute a material breach of, or result in a material default, or give rise to any rights of termination, cancellation or acceleration, or give rise to any right by any other person or entity to acquire any security interest in any assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which CCB or any of its properties or assets are subject. No consent or approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of CCB, and no consent or approval of or notice to any other person or entity, is required in connection with the execution and delivery by CCB of this Agreement or the Merger Agreement or the consummation by CCB of the Transactions contemplated hereby or thereby, except: (i) approval of this Agreement and the Merger Agreement by the shareholders of CCB; (b) such approvals of this Agreement, the Merger Agreement, and the Transactions contemplated herein as may be required by the Federal Reserve Board (the "FRB") pursuant to the BHCA, the Federal Deposit Insurance Corporation (the "FDIC") pursuant to the Bank Merger Act, and the Commissioner pursuant to Section 700 ET SEQ. and Section 4880 et seq. of the California Financial Code; and (iii) as set forth on SCHEDULE 3.4.

      3.5 BRANCHES. Except for its main office located at 14685 Mono Way, Sonora, California 95370, and its branch offices located at 181 South Washington Street, Sonora, California 95370, and 400 East Olive Avenue, Turlock, California 95380, a loan production office located at 3400 Tully Road, Suite B, Modesto, California 95350, and an approved but unopened branch to be located in Antioch, California, CCB does not operate or conduct business out of any other location and has not applied for or received permission to open any other branch or to operate out of any other location.

      3.6 FINANCIAL STATEMENTS. Except as disclosed in the notes relating thereto, or otherwise on SCHEDULE 3.6, the audited financial statements of CCB as of and for the periods ended December 31, 1999 and 2000, as well as the unaudited financial statements of CCB as of and for the periods ended September 30, 2000 and 2001, attached hereto as SCHEDULE 3.6 (all of these statements are collectively referred to herein as the "CCB Financial Statements"): (i) fairly and accurately present the financial condition of CCB as of the dates thereof and the results of operations and its cash flows for the periods therein set forth; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and (iii) are based on the books and records of CCB. Except to the extent that WSB and CCB have agreed that, following regulatory approval being obtained and the satisfaction of all other conditions to the Closing and immediately prior to the Effective Time of the Merger, CCB shall, if permissible under and subject to compliance with generally accepted accounting principles and the rules and regulations of the applicable regulatory authorities, taking into account the consummation of the Merger, increase its reserve for possible loan losses by $100,000, CCB's reserves for possible loan losses as disclosed in the CCB Financial Statements dated September 30, 2001 were adequate as of such date to absorb reasonably anticipated losses in the loan portfolio of CCB in view of the size and character of such portfolio, then current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of CCB which would cause management to restate as of such date in any material way the level of such reserves for possible loan losses. The CCB Financial Statements have properly accrued for all known and reasonably anticipated liabilities and contingencies, including any liabilities providing for severance and other compensation resulting from a change in control pursuant to employment agreements. With respect to other real estate owned by CCB, the value attributed thereto for purposes of preparing the CCB Financial Statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with generally accepted accounting principles. With regard to investments owned by CCB, the value attributed thereto for purposes of preparing the CCB Financial Statements is in accordance with generally accepted accounting principles.

      3.7 UNDISCLOSED LIABILITIES. Except for the disclosures contained in
SCHEDULE 3.7, CCB does not have any liabilities or obligations, either accrued or contingent, which are material to CCB and which have not been reflected or disclosed in the CCB Financial Statements. CCB does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is reasonably likely to result in or cause any material adverse change in the business or financial condition of CCB, which is not fairly reflected in the CCB Financial Statements or otherwise disclosed in SCHEDULE 3.7 hereto.

      3.8 TITLE TO ASSETS. Except for liens for current taxes not yet due and payable and except as disclosed in the CCB Financial Statements or in SCHEDULE
3.8 hereto, CCB has good, valid and marketable title to all material properties and assets, other than real property and securities pledged to secure public deposits or retail repurchase agreements, owned or stated to be owned by CCB and reflected on the CCB Financial Statements, or acquired after December 31, 2000 (except properties sold or otherwise transferred in the ordinary course of business since December 31, 2000), free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature.

      3.9 REAL ESTATE. Except for the information disclosed in SCHEDULE 3.9 hereto, there is no other real property, including leaseholds (copies of all leases to which CCB is a party are attached to SCHEDULE 3.9 hereto) and "other real estate owned," owned by CCB. SCHEDULE 3.9 contains, among other things, an accurate summary of all material commitments which CCB has to improve real estate owned or leased by it. CCB has good and marketable title to all the real property, and valid leasehold interests in the leaseholds, described in SCHEDULE 3.9, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims and encumbrances, except for: (i) rights of lessors, co-lessees or sublessees in such matters which are reflected in the leases; (ii) current taxes not yet due and payable; (iii) as described in any title policies (included in SCHEDULE 3.9); (iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; or (v) except as described in SCHEDULE 3.9 hereto. Copies of title policies for properties described in SCHEDULE 3.9 as owned by CCB have been delivered or made available to WSB. The activities of CCB with respect to its real property owned and their leaseholds for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any governmental department or agency relative to environmental matters affecting such property, except as otherwise disclosed in SCHEDULE 3.9. CCB enjoys quiet and peaceful possession of all such property. All tangible properties of CCB that are material to the business, financial condition, results of operations or prospects of CCB are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of CCB as presently conducted. Except as set forth in SCHEDULE 3.9: (i) the execution of this Agreement and the Merger Agreement, the performance of the obligations of CCB hereunder and thereunder and the consummation of the Transactions contemplated hereby and thereby do not conflict in any material way with and will not result in a material breach or material default under any lease, agreement or contract described in SCHEDULE 3.9, or give any other party thereto a right to terminate or modify any term thereof; (ii) each lease and agreement under which CCB is a lessee or holds or operates any property (real, personal or mixed) owned by any third party is in full force and effect and is a valid and legally binding obligation of CCB, subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights generally and equitable principles of general applicability; (iii) CCB and each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best of CCB's knowledge, threatened proceeding that would interfere with the quiet enjoyment of such leasehold or such material property by CCB; (iv) to the best of CCB's knowledge, no underground storage tanks or surface impoundments are on or in the real property; and (v) to the best of CCB's knowledge, no asbestos is contained or located on any of the real property.

      3.10 ENVIRONMENTAL LIABILITIES. To the best of CCB's knowledge, except as set forth on SCHEDULE 3.10, no properties of CCB or properties in which CCB holds a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of CCB's knowledge, CCB does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property now owned or leased by CCB and held as security for a loan or in which CCB otherwise has an interest, to the best of CCB's knowledge, CCB has not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such real property under applicable environmental laws.

      3.11 LOANS AND INVESTMENTS. Except as disclosed in SCHEDULE 3.11 hereto:
(i) all the loans and investments of CCB are legal, valid and permitted under federal and state laws and regulations applicable at the time of their origination or assumption; and (ii) CCB is not subject to any liability or claim for violation of any state or federal law or regulation concerning extensions of credit, including, without limitation, those relating to discriminatory lending practices and truth-in-lending. Except for investments that have matured or been sold, SCHEDULE 3.11 sets forth all of the investments reflected in the balance sheets of CCB dated December 31, 2000 and September 30, 2001. Except as set forth in SCHEDULE 3.11, none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of CCB to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act or state securities laws. Except as set forth in SCHEDULE 3.11, as of December 31, 2000 and September 30, 2001, CCB had no holdings of positions in forwards, futures, options, swaps, interest rate caps, collars and floors, or any other similar instruments ("Derivative Instruments"). Except as set forth in SCHEDULE 3.11, since January 1, 1999, CCB has not engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. SCHEDULE 3.11 sets forth for each Derivative Instrument held by CCB since January 1, 1999, the present book value and market value, if applicable, the open exposure of CCB, if any, and whether any counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement.

      3.12 EXTENSIONS OF CREDIT. SCHEDULE 3.12 sets forth a description of: (a) by type and classification, if any, all loans, leases or other extensions of credit by CCB on nonaccrual; (b) by type and classification, if any, all loans, leases, or other extensions of credit or other real estate owned that have been classified by the Commissioner, FDIC, external or internal auditors, directors, management or other examiners as "Watch List," "Specially Mentioned," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all loans, leases or other extensions of credit of CCB as to which any payment of principal, interest or other amount is 90 days or more past due. With respect to loan delinquencies, SCHEDULE 3.12 contains the monthly loan delinquency report dated on or about September 30, 2001, in the form customarily prepared for and delivered to the Board of Directors of CCB.

      3.13 DEPOSITS. Except as set forth on SCHEDULE 3.13, there are no deposit accounts outstanding at CCB with an outstanding balance as of September 30, 2001, in excess of $100,000.

      3.14 LITIGATION AND GOVERNMENTAL PROCEEDINGS. Except as otherwise expressly disclosed in SCHEDULE 3.14, CCB: (i) is not engaged in, or, to the best of CCB's knowledge, threatened with, any legal action or other proceeding before any court or administrative agency which might be material to its business or in which the amount claimed against it is $25,000 or more; (ii) is not in material default of any of its duties or obligations under, or with respect to, any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or other instrumentality having jurisdiction over CCB or its business; (iii) has not been served with written notice of and is not, to the best knowledge of CCB, under investigation with respect to, any material violation of any provision of federal, state or local laws, rules, or regulations; and (iv) is not subject to any order, letter agreement or written direction of any governmental agency with respect to its financial or operating ratios, or with respect to any other standards or tests imposed by state and federal laws and regulations, including, without limitation, those relating to net worth, liquidity and the maintenance of reserves, nor, to the best of CCB's knowledge, has any such order, letter agreement or written direction been proposed to CCB. SCHEDULE 3.14 contains a list identifying any claims pending on behalf of CCB against the Small Business Administration (the "SBA"), any other governmental agencies, or any third parties for reimbursement for loan defaults, indicating the date of the claim, the name of the borrower, and the amount of the claim.

      3.15 CONTRACTS AND AGREEMENTS. Except as provided by this Agreement and except as set forth in SCHEDULE 3.15, CCB is not a party to any material contract, agreement, commitment or offer which may become a binding obligation if accepted by another person or entity, whether written or oral (collectively referred to herein as an "Understanding") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

            (a) Any loan commitment, agreement, pledge, conditional sale contract, security agreement, lease (excluding leases of real property listed in SCHEDULE 3.9), guarantee, subordination agreement or other similar or related type of Understanding (but not including any deposit agreements as to which CCB is the debtor), involving the expenditure of $10,000 or more as to which CCB is a debtor, pledgor, lessee or obligor;

            (b) Any Understanding for the employment of any officer or employee which is not terminable by CCB without liability, except as may be provided by law, on not more than 30 days' notice;

            (c) Any Understanding with any labor organization;

            (d) Any Understanding which obligates CCB for a period in excess of one year to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment;

            (e) Any Understanding for the sale of any of its assets in excess of $25,000 in amount, or for the grant of any preferential right to purchase any of its assets, properties or rights in excess of $25,000 in amount, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights in excess of $25,000 in amount, other than in the ordinary course of business;

            (f) Any Understanding for the borrowing of any money by CCB or for a line of credit to CCB, except borrowings from the Federal Reserve Bank of San Francisco or the Federal Home Loan Bank of San Francisco in the ordinary course of business;

            (g) Any Understanding for any one capital expenditure or series of related capital expenditures in excess of $10,000;

            (h) Any Understanding to make, renew or extend the term of a loan to any affiliate (as that term is defined for purposes of Rule 144 under the Securities Act) or group of persons related to any affiliate, which, including any undisbursed or unfunded amount, when aggregated with all outstanding indebtedness of such affiliate or group of related persons to CCB, would exceed $250,000;

            (i) Any Understanding of any kind (other than contracts relating to demand, savings or time deposits) with any director or officer of CCB or with any affiliate or member of the immediate family (defined to include a person's spouse, parents, in laws, descendants or siblings) of any such director, officer or affiliate;

            (j) Any Understanding for the sale of loans with recourse; or

            (k) Any Understanding not otherwise disclosed pursuant to this
      Section 3.15 which is material to the financial condition, results of operations, assets or business of CCB.

      True and correct copies of all contracts, including amendments thereto, setting forth the foregoing Understandings, are attached as a part of SCHEDULE 3.15.

      3.16 PERFORMANCE OF OBLIGATIONS. Except as has been disclosed in SCHEDULE 3.16, CCB has performed in all material respects all of the material obligations required to be performed by it to date and CCB is not in default in any material respect under any agreement, contract or lease to which it is a party or subject or is otherwise bound and which are material to the financial condition of CCB; and no party with whom CCB has an agreement which is of material importance to the business of CCB is in material default thereunder.

      3.17 INSURANCE. Except as set forth in SCHEDULE 3.17, CCB has in full force and effect policies of insurance, including, without limitation, a banker's blanket bond, with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms as are appropriate for its business, operations, properties and assets and as are usual and customary in the banking industry. Set forth in SCHEDULE 3.17 hereto is a schedule of all policies of insurance (other than title insurance) carried and owned by CCB; showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. There has been delivered to or made available to WSB a copy of each such policy of insurance. Since commencing its business, CCB has continually maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in SCHEDULE 3.17. Except as disclosed in SCHEDULE 3.17, no claims have been made under such bond. CCB is not aware of any facts which would form the basis of a claim under any such bond; nor does CCB have any reason to believe that any insurance coverage will not be renewed by the existing carrier on substantially the same terms as existing coverage.

      3.18 TAXES. Except as set forth in SCHEDULE 3.18 hereto, CCB has timely filed all federal, state and local tax returns required to be filed by it or on its behalf. Except as set forth in SCHEDULE 3.18, all taxes shown by such returns to be due and payable have been paid or are reflected as a liability on the CCB Financial Statements. None of the federal, state and local tax returns of CCB have been audited by the Internal Revenue Service or other governmental authorities having jurisdiction over the examination of such returns except for the years or periods indicated in SCHEDULE 3.18. All material deficiencies (including interest and penalties, if any, thereon), if any, imposed as a result of such examinations have been either paid, or have been accrued as a liability on the CCB Financial Statements, or are being contested in good faith and are disclosed in SCHEDULE 3.18. No material tax deficiency has been or to the knowledge of CCB is proposed to be assessed against CCB by any federal, state or local authority or agency. CCB has not agreed to any extension of time for the assessment of any taxes of whatsoever kind or nature payable by it, nor has CCB waived or been requested to waive any applicable statute of limitations with relation to the payment of any federal, state or local taxes. The accruals for taxes reflected on the CCB Financial Statements are adequate for all unpaid federal, state or local taxes (including interest and penalties, if any, thereon) due, or which became due for any period commencing prior to December 31, 2000.

      3.19 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 3.19 or as permitted by this Agreement, since December 31, 2000, the business of CCB has been conducted diligently and only in the ordinary course, in the same manner as heretofore conducted and there has not been:

            (a) Any change (other than changes affecting financial institutions generally, including changes in interest rates, laws or regulations) in the financial condition of CCB which has been materially adverse;

            (b) Any declaration, setting aside, or the payment of any dividend or other distribution with respect to CCB Stock or the issuance of any additional shares of, or options to purchase, CCB Stock or any other security of CCB;

            (c) Any damage, destruction or loss (whether or not covered by insurance) which individually or taken as a whole materially adversely affects the property, business or prospects of CCB;

            (d) Any change in accounting methods or practices of CCB other than required by generally accepted accounting principles;

            (e) Any revaluation by CCB of any of CCB's assets except as may be applicable to available-for-sale securities;

            (f) Any increase in the salary schedule or compensation rate, or the declaration, payment or commitment or obligation of any kind for the payment by CCB of a bonus or other additional salary or compensation, other than in accordance with past practice;

            (g) Any sale, assignment or transfer of any material assets of CCB except in the ordinary course of business;

            (h) Any waiver or release of any material right or claim of CCB, except in the ordinary course of business; or

            (i) Any agreement to take any action specified in Sections 3.19(a) through (h) hereof.

      3.20 BROKERS' AND FINDERS' FEES. Neither CCB nor any of its officers or employees have paid or agreed to pay, or have done any act which would give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or the Transactions contemplated herein, or which has resulted in, or may give rise to, any obligation on the part of CCB or WSB therefor, except that CCB has engaged the firm of Alex Sheshunoff and Co. to act as its financial adviser and to render an opinion regarding the fairness of the consideration in the form of WSB Stock and cash or a combination thereof in the Merger, from a financial point of view, to CCB shareholders. CCB has provided WSB with a true and accurate copy of its agreement with Alex Sheshunoff and Co. CCB agrees to indemnify and hold WSB harmless from and against any and all claims, liabilities, or obligations with respect to any other brokers' or finders' fees, commissions, or expenses asserted by any other person on the basis of any act or statement alleged to have been made by CCB or its affiliates.

      3.21 EMPLOYEES. Except as disclosed in SCHEDULE 3.21, there are no material controversies pending or, to the best of CCB's knowledge, threatened between CCB and any of its employees. Except as disclosed in the CCB Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on the books of CCB.

      3.22 REGULATORY REPORTS. Except as disclosed in SCHEDULE 3.22, since January 1, 1999, CCB has filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto (such reports, filings and amendments referred to hereinafter as "CCB Filings"), that were required to be filed with: (i) the Commissioner; (ii) FDIC; and (iii) any other applicable regulatory agency, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of CCB. Except as otherwise set forth in SCHEDULE 3.22, no administrative actions have been taken or orders issued in connection with such CCB Filings and as of their respective dates, each of such CCB Filings: (i) complied in all material respects with all rules and regulations promulgated by the regulatory agency with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such CCB Filings that was intended to present the financial position of CCB fairly presented the financial position of CCB and was prepared in accordance with generally accepted accounting principles or banking regulations consistently applied, except as stated therein, during the periods involved. CCB has furnished WSB with true and correct copies of all CCB Filings filed by CCB since January 1, 1999.

      3.23  CCB EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AND LABOR CONTRACTS.

            (a) Except as disclosed in SCHEDULE 3.23, there are no director and/or employee benefit plans or any collective bargaining agreements, labor contracts and employment agreements in which CCB participates, or by which it is bound, including, without limitation: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, ESOP, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any written employment agreement and any other employment agreement whether written or oral; (iii) any other "employee benefit plan" [within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1975 ("ERISA")] (collectively, the "CCB Employment Agreements"); or (iv) any salary continuation or change in control agreements. Except as disclosed in SCHEDULE 3.23: (i) there are no negotiations, demands or proposals that are pending or, to the best knowledge of CCB, threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Internal Revenue Code (the "Code") that are required by the Tax Reform Act of 1986 and later legislation; (ii) CCB is in material compliance with the requirements prescribed by any and all rules and regulations currently in effect including but not limited to ERISA and the Code applicable to all such employee benefit plans; (iii) CCB is in compliance in all material respects with all other rules and regulations applicable to employee benefit plans and employment agreements; (iv) CCB has performed all of its obligations under all such employee benefit plans and employment agreements; and (v) there are no actions, suits or claims pending or, to the best knowledge of CCB, threatened against any such employee benefit plans, or the assets of such plans, or with respect to any CCB Employment Agreements, and, to the best knowledge of CCB, no facts exist which are reasonably likely to give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans or CCB on account of any such employment agreements, whether written or oral.

            (b) Except as disclosed in SCHEDULE 3.23, the "employee pension benefit plans" (within the meaning of Section 312 of ERISA) described on
      SCHEDULE 3.23 have been duly authorized by the Board of Directors of CCB. Except as set forth in SCHEDULE 3.23, each such plan and associated trust is qualified in form and operation under Section 401(a) and exempt from tax under Section 501(a) of the Code, respectively, and, to the best knowledge of CCB, no event has occurred that will or is reasonably likely to give rise to disqualification of any such plan or loss of the exemption from tax of any such trust under said sections. To the best knowledge of CCB, no event has occurred that will or is reasonably likely to subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best knowledge of CCB, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. To the best knowledge of CCB, no employee of CCB has engaged in any transactions which could subject CCB to indemnify such person against liability. To the best knowledge of CCB, all costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. To the best knowledge of CCB, no employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor, to the best knowledge of CCB, are there any unfunded amounts under any employee benefit plan; nor, to the best knowledge of CCB, has CCB failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 as amended and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that to the best knowledge of CCB, would increase the amount of benefits thereunder.

            (c) CCB does not sponsor or participate in, and has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

            (d) There have been no acts or omissions by CCB that have given rise to or, to the best knowledge of CCB, may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code.

            (e) Except as disclosed in Section 3.23(h), CCB does not maintain any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by CCB or pursuant to which any other benefit will accrue or vest in any director, officer or employee of CCB, in either case as a result of the consummation of the transactions contemplated by the Agreement.

            (f) To the best knowledge of CCB, no "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

            (g) To the best knowledge of CCB, all amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made.

            (h) Except for the persons named in SCHEDULE 3.23, no director, officer or employee of CCB is entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, CCB has included in SCHEDULE 3.23 the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan. CCB has furnished WSB with true and correct copies of all documents with respect to the plans and agreements referred to in
      SCHEDULE 3.23 delivered as of the date of this Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of CCB referred to in SCHEDULE 3.23 delivered as of the date of this Agreement, if any, or except as noted therein, CCB has furnished WSB with true and accurate copies of: (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; (ii) the most recent determination letter from the Internal Revenue Service; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. To the best knowledge of CCB, the documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles applied on a consistent basis.

      3.24 STOCK OPTION PLANS. SCHEDULE 3.24 sets forth a true and correct copy of CCB's 1998 Stock Option Plan and a schedule showing the names, dates of grant, vesting schedules, termination dates, and option prices for each option outstanding as of the date of this Agreement. The 1998 Stock Option Plan has been duly approved by the Board of Directors and shareholders of CCB. SCHEDULE
3.24 sets forth a copy of the Order of Exemption issued by the Commissioner. Each stock option has been approved by the Board of Directors of CCB, and, upon exercise of the options in accordance with their terms, the shares of CCB Stock issued have been and will be validly issued, fully paid and nonassessable.

      3.25 ABSENCE OF CERTAIN PRACTICES. Except as disclosed on SCHEDULE 3.25, neither CCB, nor to the best knowledge of CCB any officer, director, employee or agent of CCB, directly or indirectly, within the past three years, gave or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person in order to obtain business for or further the business of CCB.

      3.26 NO VIOLATION OF LAW. CCB is in substantial compliance with all material laws relating to its business or employment practices or the ownership of its properties, and is in substantial compliance with each material law, ordinance, order, decree or regulation of any governmental entity applicable to the conduct thereof or the ownership of the properties related thereto, except in each case for violations which either individually or in the aggregate do not and will not have a material adverse effect on the business, properties, financial condition, results of operations or prospects of CCB.

      3.27 CERTAIN INTERESTS. Except as disclosed on SCHEDULE 3.27, except in arm's-length transactions pursuant to normal commercial terms and conditions:
(i) no officer or director of CCB has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of CCB except for the normal rights of a shareholder of CCB; (ii) no such person is indebted to CCB except for normal business expense advances or lending transactions in the ordinary course of business on the same terms, including interest rates and collateral on loans as those prevailing at the same time for comparable transactions with others; and (iii) CCB is not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. Except as disclosed on SCHEDULE 3.23, the consummation of the Transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from CCB to any employee of CCB.

      3.28 MINUTE BOOKS. The minute books of CCB accurately reflect all material actions duly taken by the shareholders, Board of Directors and committees of CCB and contain true and complete copies of CCB's Articles of Incorporation and Bylaws and all amendments thereto.

      3.29 ACCOUNTING RECORDS; DATA PROCESSING. CCB has records that, in all material respects, fairly reflect its transactions, and accounting controls sufficient to ensure that such transactions are in all material respects: (i) executed in accordance with management's general or specific authorization; and
(ii) recorded in conformity with generally accepted accounting principles. Except as set forth in SCHEDULE 3.29, the procedures and equipment, including, without limitation, the data processing equipment, data transmission equipment, and related peripheral equipment and software, used by CCB in the operation of its business (including any disaster recovery facility) to generate and retrieve such records are adequate in relation to the size and complexity of the business of CCB.

      3.30 OPERATING LOSSES. Except as disclosed on SCHEDULE 3.30, there is no individual Operating Loss (as defined below) in excess of $5,000 that has occurred at CCB during the period after December 31, 2000. Except as disclosed on SCHEDULE 3.30, since December 31, 2000, no event has occurred, and no action has been taken or omitted to be taken by any employee of CCB that has resulted in the incurrence by CCB of an Operating Loss or that might reasonably be expected to result in the incurrence by CCB of an Operating Loss after December 31, 2000, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $5,000 by itself or $10,000 when aggregated with all other Operating Losses during such period. For purposes of this Agreement, "Operating Loss" means any loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, employee dishonesty, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

      3.31 CRA STANDING. CCB's compliance under the Community Reinvestment Act (the "CRA") should not constitute grounds for either the denial by any regulatory agency of any application to consummate the Transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application. CCB has not been advised of any concerns regarding compliance with the CRA by any regulatory agency or any other person.

      3.32 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by CCB hereby and in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading. CCB hereby covenants that it shall, as of the Effective Time of the Merger, amend and/or supplement the schedules prepared and delivered pursuant to this Article III to ensure that the information set forth in such schedules accurately reflects the then-current status of CCB.

      3.33 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of CCB set forth in this Agreement shall be deemed to be made on and as of the date hereof and, as subsequently amended and/or supplemented as provided in Section 3.32, as of the Effective Time of the Merger.

                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF WSB

      WSB hereby represents and warrants to CCB as follows:

      4.1 ORGANIZATION, STANDING AND POWER. WSB is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California and WSB has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of WSB nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of California.

      4.2 CAPITALIZATION. The authorized capitalization of WSB consists of 10,000,000 shares of Preferred Stock, no par value, of which no shares are issued and outstanding, and 10,000,000 shares of Common Stock, no par value, of which 3,354,824 shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, WSB Stock was held by approximately 1,600 shareholders of record and the WSB Stock was registered under the Exchange Act. All of the outstanding shares of the WSB Stock are, and when issued in exchange for the CCB Stock will be, validly issued, fully paid and nonassessable.

      4.3 SUBSIDIARIES. Except for LCB, WSNB, and Sentinel Associates, Inc. (collectively, the "WSB Subsidiaries"), WSB does not own, directly or indirectly (except as pledged pursuant to loans which are not in default or for shares held by the WSB Subsidiaries as the result of any foreclosure by the WSB Subsidiaries on any loan, which shares do not exceed 4.9% of the outstanding common stock of any such company), any outstanding stock or other voting interests in any corporation, partnership, joint venture or other entity. LCB is a California state banking corporation, duly organized, validly existing and in good standing under the laws of the State of California. WSNB is national banking association, duly authorized, validly existing and in good standing under the laws of the United States. Sentinel Associates, Inc. is a California corporation, duly organized, validly existing and in good standing under the laws of the State of California. LCB and WSNB are "insured banks" as defined in Section 3(h) of the FDI Act; and the WSB Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets and carry on their businesses as presently conducted. Neither the scope of the business of the WSB Subsidiaries nor the location of any of their properties require that they be licensed or qualified to do business in any jurisdiction other than the State of California. The shares of the WSB Subsidiaries' common stock held by WSB are free and clear of all security interests, encumbrances, restrictions, claims or other defects in title.

      4.4 AUTHORITY. The execution and delivery by WSB of this Agreement and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of WSB. The Agreement is, and the Merger Agreement will be, binding and enforceable obligations of WSB and New CCB, respectively, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally or California corporations, or by general equitable principles, or by 12 U.S.C. Section 1818(b)(6)(D). Neither the execution and delivery by WSB of this Agreement, nor the consummation of the Transactions contemplated herein, nor compliance by WSB with any of the provisions hereof will: (i) conflict with, or result in a breach of, any provision of its Articles of Incorporation or Bylaws; or (ii) except as set forth in SCHEDULE 4.4, constitute a material breach of, or result in a material default, or give rise to any rights of termination, cancellation or acceleration, or give rise to any right by any other person or entity to acquire any security interest in any assets under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which WSB and the WSB Subsidiaries or any of their properties or assets are subject. No consent or approval of, notice to, or filing with any governmental authority having jurisdiction over any aspect of the business or assets of WSB and the WSB Subsidiaries, and no consent or approval of, or notice to any other person or entity, is required in connection with the execution and delivery by WSB of this Agreement or by New CCB of the Merger Agreement or the consummation by WSB of the Transactions contemplated hereby or thereby, except: (i) approval of this Agreement and the Merger Agreement by the sole shareholder of New CCB; (ii) such approvals of this Agreement, the Merger Agreement, and the Transactions contemplated herein and therein as may be required by the FRB pursuant to the BHCA, the FDIC pursuant to the Bank Merger Act and the Commissioner pursuant to
Section 700 ET SEQ. and Section 4880 ET SEQ. of the California Financial Code; and (iii) as set forth on SCHEDULE 4.4.

      4.5 FINANCIAL STATEMENTS. Except as disclosed in the notes relating thereto, or otherwise on SCHEDULE 4.5, the audited consolidated financial statements of WSB as of and for the periods ended December 31, 1999 and 2000, as well as the unaudited consolidated financial statements of WSB as of and for the periods ended September 30, 2000 and 2001, attached hereto as SCHEDULE 4.5 (all of these statements are collectively referred to herein as the "WSB Financial Statements"): (i) fairly and accurately present the financial condition of WSB as of the dates thereof and the results of operations and its cash flows for the periods therein set forth; (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and (iii) are based on the books and records of WSB. WSB's reserves for possible loan losses as disclosed in the WSB Financial Statements dated September 30, 2001 were adequate as of such dates to absorb reasonably anticipated losses in the loan portfolio of WSB in view of the size and character of such portfolio, then current economic conditions, and other pertinent factors; and no facts have subsequently come to the attention of management of WSB which would cause management to restate as of such date in any material way the level of such reserves for possible loan losses. With respect to other real estate owned by WSB, the value attributed thereto for purposes of preparing the WSB Financial Statements does not exceed the aggregate fair market value of such real estate as of the date of acquisition of such real estate or as subsequently reduced, all in accordance with generally accepted accounting principles. With regard to investments owned by WSB, the value attributed thereto for purposes of preparing the WSB Financial Statements is in accordance with generally accepted accounting principles.

      4.6 UNDISCLOSED LIABILITIES. Except for the disclosures contained in
SCHEDULE 4.6, neither WSB nor the WSB Subsidiaries have any liabilities or obligations, either accrued or contingent, which are material to WSB and which have not been reflected or disclosed in the WSB Financial Statements. Neither WSB nor the WSB Subsidiaries know of any basis for the assertion against them of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that is reasonably likely to result in or cause any material adverse change in the business or financial condition of WSB which is not fairly reflected in the WSB Financial Statements or otherwise disclosed in
SCHEDULE 4.6 hereto.

      4.7 TITLE TO ASSETS. Except for liens for current taxes not yet due and payable and except as disclosed in the WSB Financial Statements or in SCHEDULE
4.7 hereto, WSB and the WSB Subsidiaries have good, valid and marketable title to all material properties and assets, other than real property and securities pledged to secure public deposits or retail repurchase agreements, owned or stated to be owned by WSB or any of the WSB Subsidiaries and reflected on the WSB Financial Statements, or acquired after December 31, 2000 (except properties sold or otherwise transferred in the ordinary course of business since December 31, 2000), free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature.

      4.8 ENVIRONMENTAL LIABILITIES. To the best of WSB's knowledge, except as set forth on SCHEDULE 4.8, no properties of WSB or the WSB Subsidiaries or properties in which WSB or the WSB Subsidiaries hold a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To the best of WSB's knowledge, WSB or the WSB Subsidiaries do not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any real property now owned or leased by WSB or the WSB Subsidiaries and held as security for a loan or in which WSB or the WSB Subsidiaries otherwise have an interest, to the best of WSB's knowledge, WSB or the WSB Subsidiaries have not controlled, directed or participated in the operation or management of any such real property or any facilities or enterprise conducted thereon, such that or they have become an owner or operator of such real property under applicable environmental laws.

      4.9 LOANS AND INVESTMENTS. Except as disclosed in SCHEDULE 4.9 hereto:
(i) all the loans and investments of WSB and the WSB Subsidiaries are legal, valid and permitted under federal and state laws and regulations applicable at the time of their origination or assumption; and (ii) WSB and the WSB Subsidiaries are not subject to any liability or claim for violation of any state or federal law or regulation concerning extensions of credit, including, without limitation, those relating to discriminatory lending practices and truth-in-lending. Except as set forth in SCHEDULE 4.9, none of such investments is subject to any restriction, contractual, statutory or other, that would materially impair the ability of WSB and the WSB Subsidiaries to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of such investments under the Securities Act or state securities laws. Except as set forth in SCHEDULE 4.9, as of December 31, 2000 and September 30, 2001, neither WSB nor the WSB Subsidiaries had holdings of positions in Derivative Instruments. Except as set forth in SCHEDULE 4.9, since January 1, 1999, neither WSB nor the WSB Subsidiaries have engaged in any transactions in or involving Derivative Instruments except as agent on the order and for the account of others. SCHEDULE 4.9 sets forth for each Derivative Instrument held by WSB or the WSB Subsidiaries since January 1, 1999, the present book value and market value, if applicable, the open exposure of the WSB Subsidiaries, if any, and whether any counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement.

      4.10 LITIGATION AND GOVERNMENTAL PROCEEDINGS. Except as otherwise expressly disclosed in SCHEDULE 4.10, neither WSB nor the WSB Subsidiaries: (i) are engaged in, or, to the best of WSB's knowledge, threatened with, any legal action or other proceeding before any court or administrative agency which might be material to its business or in which the amount claimed against it is $100,000 or more; (ii) are in material default of any of its duties or obligations under, or with respect to, any judgment, order, writ, injunction or decree of any court or governmental department, commission, board, bureau, agency or other instrumentality having jurisdiction over WSB or its business;
(iii) have been served with written notice of and is not, to the best knowledge of WSB, under investigation with respect to, any material violation of any provision of federal, state or local laws, rules, or regulations; or (iv) are subject to any order, letter agreement or written direction of any governmental agency with respect to its financial or operating ratios, or with respect to any other standards or tests imposed by state and federal laws and regulations, including, without limitation, those relating to net worth, liquidity and the maintenance of reserves, nor, to the best of WSB's knowledge, has any such order, letter agreement or written direction been proposed to WSB or any of the WSB Subsidiaries. SCHEDULE 4.10 contains a list identifying any claims pending on behalf of WSB or any of the WSB Subsidiaries against the Small Business Administration (the "SBA"), any other governmental agencies, or any third parties for reimbursement for loan defaults, indicating the date of the claim, the name of the borrower, and the amount of the claim.

      4.11 PERFORMANCE OF OBLIGATIONS. Except as disclosed in SCHEDULE 4.11,
WSB and the WSB Subsidiaries have performed in all material respects all of the material obligations required to be performed by them to date and WSB or the WSB Subsidiaries are not in default in any material respect under any agreement, contract or lease to which they are a party or subject or are otherwise bound and which are material to the financial condition of WSB and the WSB Subsidiaries; and no party with whom WSB or the WSB Subsidiaries have an agreement which is of material importance to the business of WSB is in material default thereunder.

      4.12 INSURANCE. Except as set forth in SCHEDULE 4.12, WSB and the WSB Subsidiaries have in full force and effect policies of insurance, including, without limitation, a banker's blanket bond, with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms as are appropriate for its business, operations, properties and assets and as are usual and customary in the banking industry. Set forth in
SCHEDULE 4.12 hereto is a schedule of all policies of insurance (other than title insurance) carried and owned by WSB and the WSB Subsidiaries; showing the name of the insurance company, the nature of the coverage, the policy limit, the annual premiums and the expiration dates. Since commencing business, WSB and the WSB Subsidiaries have continually maintained a fidelity bond insuring them against acts of dishonesty by their respective employees in such amounts as are disclosed in SCHEDULE 4.12.

      4.13 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 4.13 or as permitted by this Agreement, since December 31, 2000, the business of WSB and the WSB Subsidiaries have been conducted diligently and only in the ordinary course, in the same manner as heretofore conducted and there has not been:

            (a) Any change (other than changes affecting financial institutions generally, including changes in interest rates, laws or regulations) in the financial condition of WSB and the WSB Subsidiaries which has been materially adverse;

            (b) Any damage, destruction or loss (whether or not covered by insurance) which individually or taken as a whole materially adversely affects the property, business or prospects of WSB or the WSB Subsidiaries;

            (c) Any change in accounting methods or practices of WSB or the WSB Subsidiaries other than required by generally accepted accounting principles;

            (d) Any revaluation by WSB of any of WSB's or any WSB
      Subsidiary's assets except as may be applicable to available-for-sale securities;

            (e) Any sale, assignment or transfer of any material assets of WSB or any WSB Subsidiary except in the ordinary course of business;

            (f) Any waiver or release of any material right or claim of WSB or any WSB Subsidiary, except in the ordinary course of business; or

            (g) Any agreement to take any action specified in Sections 4.13(a) through (f) hereof.

      4.14 BROKERS' AND FINDERS' FEES. Neither WSB, nor any WSB Subsidiary, nor any of their officers or employees have paid or agreed to pay, or have done any act which would give rise to the payment of, any fee, commission or consideration to any agent, broker, finder or other person on account of services rendered as a broker or finder in connection with this Agreement or the Transactions, or which has resulted in, or may give rise to, any obligation on the part of WSB, any WSB Subsidiary or CCB therefor. WSB agrees to indemnify and hold CCB harmless from and against any and all claims, liabilities, or obligations with respect to any brokers' or finders' fees, commissions, or expenses asserted by any person on the basis of any act or statement alleged to have been made by WSB or its affiliates.

      4.15 EMPLOYEES. Except as disclosed in SCHEDULE 4.15, there are no material controversies pending or, to the best of WSB's knowledge, threatened between WSB, the WSB Subsidiaries and any of their employees. Except as disclosed in the consolidated WSB Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on the books of WSB.

      4.16 REGULATORY REPORTS. Except as disclosed in SCHEDULE 4.16, since January 1, 1999, WSB and the WSB Subsidiaries have filed all reports, returns, registrations and statements, together with any amendments required to be made with respect thereto (such reports, filings and amendments referred to hereinafter as "WSB Filings"), that were required to be filed with: (i) the Commissioner; (ii) the FDIC; (iii) the Federal Reserve; (iv) the Securities and Exchange Commission (the "SEC"); (v) the Office of the Comptroller of the Currency (the "OCC"); and (vi) any other applicable regulatory agency, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, properties, financial condition, results of operations or prospects of WSB. Except as otherwise set forth in SCHEDULE 4.16, no administrative actions have been taken or orders issued in connection with such WSB Filings and as of their respective dates, each of such WSB Filings: (i) complied in all material respects with all rules and regulations promulgated by the regulatory agency with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance); and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any of such WSB Filings that was intended to present the financial position of each WSB Subsidiary or WSB fairly presented the financial position of the WSB Subsidiary or WSB and was prepared in accordance with generally accepted accounting principles or banking regulations and/or securities rules and regulations, as applicable, consistently applied, except as stated therein, during the periods involved. WSB has furnished CCB with true and correct copies of all WSB Filings filed by the WSB Subsidiaries or WSB since January 1, 1999.

      4.17  WSB EMPLOYEE BENEFIT PLANS AND EMPLOYMENT AND LABOR CONTRACTS.

            (a) Except as disclosed in SCHEDULE 4.17 there are no employee benefit plans or any collective bargaining agreements, labor contracts and employment agreements in which WSB or the WSB Subsidiaries participate, or by which they are bound, including, without limitation: (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, ESOP, retainer consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any written employment agreement and any other employment agreement whether written or oral; or (iii) any other "employee benefit plan" [within the meaning of
      Section 3(3) of "ERISA"] (collectively, the "WSB Employment Agreements"). Except as set forth in SCHEDULE 4.17: (i) there are no negotiations, demands or proposals that are pending or, to the best of WSB's knowledge, threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) WSB and the WSB Subsidiaries are in material compliance with the requirements prescribed by any and all rules and regulations currently in effect including but not limited to ERISA and the Code applicable to all such employee benefit plans; (iii) WSB and the WSB Subsidiaries are in compliance in all material respects with all other rules and regulations applicable to employee benefit plans and employment agreements; (iv) WSB and the WSB Subsidiaries have performed all of their obligations under all such employee benefit plans and employment agreements; and (v) there are no actions, suits or claims pending or, to the best of WSB's knowledge, threatened against any such employee benefit plans, the assets of such plans, or with respect to any employment agreements, and, to the best knowledge of WSB, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans or WSB or any WSB Subsidiary on account of any such employment agreements, whether written or oral.

            (b) Except as disclosed in SCHEDULE 4.17, the "employee pension benefit plans" (within the meaning of Section 312 of ERISA) described in
      SCHEDULE 4.17 of WSB and the WSB Subsidiaries have been duly authorized by the Board of Directors of WSB or of the applicable WSB Subsidiary. Except as disclosed in SCHEDULE 4.17, each such plan and associated trust is qualified in form and operation under Section 401(a) and exempt from tax under Section 501(a) of the Code, respectively, and, to the best knowledge of WSB, no event has occurred that will or is reasonably likely to give rise to disqualification of any such plan or loss of the exemption from tax of any such trust under said sections. To the best knowledge of WSB, no event has occurred that will or is reasonably likely to subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best knowledge of WSB, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans. To the best knowledge of WSB, no employee of WSB or any WSB Subsidiary has engaged in any transactions which could subject WSB or any WSB Subsidiary to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. To the best knowledge of WSB, no employee benefit plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor, to the best knowledge of WSB, are there any unfunded amounts under any employee benefit plan; nor, to the best knowledge of WSB, has WSB or any WSB Subsidiary failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 as amended and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that, to the best knowledge of WSB, would increase the amount of benefits thereunder.

            (c) WSB and WSB Subsidiaries do not sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

            (d) WSB and the WSB Subsidiaries do not sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject WSB or the WSB Subsidiaries to any liability with respect to any such plan.

            (e) All group health plans of WSB and the WSB Subsidiaries (including any plans of affiliates of WSB or the WSB Subsidiaries that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

            (f) There have been no acts or omissions by WSB or the WSB Subsidiaries that have given rise to or, to the best knowledge of WSB or the WSB Subsidiaries, may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code.

            (g) Except as disclosed in Section 4.12(j), WSB and the WSB Subsidiaries do not maintain any employee benefit plan or employment agreement pursuant to which any benefit plan or other payment will be required to be made by WSB or the WSB Subsidiaries or pursuant to which any other benefit will accrue or vest in any director, officer or employee of WSB or any WSB Subsidiary, in either case as a result of the consummation of the transactions contemplated by the Agreement.

            (h) To the best knowledge of WSB, no "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

            (i) To the best knowledge of WSB, all amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made.

            (j) Except for the persons named in SCHEDULE 4.17, no director, officer or employee of WSB or of any WSB Subsidiary is entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, WSB has included in SCHEDULE 4.17 the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

      4.18 ABSENCE OF CERTAIN PRACTICES. Except as disclosed in SCHEDULE 4.18, to the best knowledge of WSB, neither WSB nor the WSB Subsidiaries, nor any officer, director, employee or agent of WSB or of the WSB Subsidiaries has, directly or indirectly, within the past three years, given or made or agreed to give or make any illegal commission, payment, gratuity, gift, political contribution or similar benefit to any customer, supplier, governmental employee or other person in order to obtain business for or further the business of WSB or of the WSB Subsidiaries.

      4.19 NO VIOLATION OF LAW. WSB and the WSB Subsidiaries are in substantial compliance with all material laws relating to their business or employment practices or the ownership of their properties, and are in substantial compliance with each material law, ordinance, order, decree or regulation of any governmental entity applicable to the conduct thereof or the ownership of the properties related thereto, except in each case for violations which either individually or in the aggregate do not and will not have a material adverse effect on the business, properties, financial condition, results of operations or prospects of WSB and the WSB Subsidiaries.

      4.20 CERTAIN INTERESTS. Except as disclosed in SCHEDULE 4.20, except in arm's-length transactions pursuant to normal commercial terms and conditions:
(i) no officer or director of WSB or any WSB Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of WSB or any of the WSB Subsidiaries except for the normal rights of a shareholder of WSB; (ii) no such person is indebted to WSB or to any WSB Subsidiary except for normal business expense advances or lending transactions in the ordinary course of business on the same terms, including interest rates and collateral on loans as those prevailing at the same time for comparable transactions with others; and (iii) WSB and the WSB Subsidiaries are not indebted to any such person except for amounts due under normal salary or reimbursement of ordinary business expenses. Except as disclosed in SCHEDULE 4.20, the consummation of the Transactions contemplated hereby will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from WSB or from the WSB Subsidiaries to any employee of WSB or the WSB Subsidiaries.

      4.21 MINUTE BOOKS. The minute books of WSB and the WSB Subsidiaries accurately reflect all material actions duly taken by the shareholders, Boards of Directors and committees of WSB or of the WSB

Subsidiaries, as applicable, and contain true and complete copies of Articles of Incorporation and Bylaws and all amendments thereto of WSB and the WSB Subsidiaries.

      4.22 ACCOUNTING RECORDS; DATA PROCESSING. WSB and the WSB Subsidiaries have records that, in all material respects, fairly reflect their transactions and accounting controls sufficient to ensure that such transactions are in all material respects: (i) executed in accordance with management's general or specific authorization; and (ii) recorded in conformity with generally accepted accounting principles.

      4.23 OPERATING LOSSES. Except as disclosed in SCHEDULE 4.23, there is no individual Operating Loss (as defined below) in excess of $50,000 that has occurred at WSB or at any of the WSB Subsidiaries during the period after December 31, 2000. Except as disclosed on SCHEDULE 4.23, since December 31, 2000, no event has occurred, and no action has been taken or omitted to be taken by any employee of WSB or any WSB Subsidiary that has resulted in the incurrence by WSB or by any of the WSB Subsidiaries of an Operating Loss or that might reasonably be expected to result in the incurrence by WSB or by any WSB Subsidiary of an Operating Loss after December 31, 2000, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $50,000 by itself or $100,000 when aggregated with all other Operating Losses during such period.

      4.24 CRA STANDING. The WSB Subsidiaries' compliance under the CRA should not constitute grounds for either the denial by any regulatory agency of any application to consummate the Transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application. The WSB Subsidiaries have not been advised of any concerns regarding compliance with the CRA by any regulatory agency or any other person.

      4.25 ACCURACY AND CURRENTNESS OF INFORMATION FURNISHED. The representations and warranties made by WSB hereby and in the schedules hereto contain no statements of fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or in such schedules from being misleading. WSB hereby covenants that it shall, as of the Effective Time of the Merger, amend and/or supplement the schedules prepared and delivered pursuant to this Article IV to ensure that the information set forth in such schedules accurately reflects the then-current status of WSB and the WSB Subsidiaries.

      4.26 EFFECTIVE DATE OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Each representation, warranty, covenant and agreement of WSB set forth in this Agreement shall be deemed to be made on and as of the date hereof and, as subsequently amended and/or supplemented as provided in Section 4.20, as of the Effective Time of the Merger.

                                    ARTICLE V

                        COVENANTS OF CCB PRIOR TO CLOSING

      CCB hereby covenants and agrees with WSB as follows:

      5.1 BUSINESS RECORDS AND INFORMATION. During the period commencing on the date hereof, and ending on the Closing Date, CCB will afford WSB, its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable WSB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, operations, assets and properties of CCB and the conditions thereof, and to update such examination at such reasonable intervals as WSB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of CCB in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of or interference with the normal business operations of CCB. No such examination or WSB's examination prior to the date of this Agreement, however, shall constitute a waiver or relinquishment on the part of WSB of its right to rely upon the representations, warranties or covenants made by CCB herein or pursuant hereto. CCB will permit an authorized representative or representatives of WSB, designated as such from time to time by WSB's President (the "WSB Representative") access during normal business hours to all of its business, operations, properties, books, files and records for the additional purpose of rendering any approvals required of WSB by CCB pursuant to Section 5.2. In addition, CCB shall provide WSB and the WSB Representative with three days' notice of all regular meetings of its Board of Directors and notice, at the same time notice is given to members, of any committee meeting, and the earliest possible notice of all special meetings of its Board of Directors. CCB will permit the WSB Representative to attend and observe all Board and committee meetings (except during confidential discussions regarding the Merger), and CCB shall indemnify and hold harmless WSB, New CCB and the WSB Representative in connection with actions taken by CCB: (i) pursuant to any approvals obtained pursuant to
Section 5.2; or (ii) during any Board or committee meetings attended and observed by the WSB Representative. It is agreed and acknowledged by CCB that any such indemnification may be deemed a material adverse change pursuant to
Section 8.3 hereof. CCB will hold in strict confidence all documents and information concerning WSB or the WSB Subsidiaries obtained pursuant to the disclosure Schedules of Article IV hereof or pursuant to Section 6.1 and will not use such documents or information for its own benefit (except to the extent that such documents or information are a matter of public record or require disclosure in any application necessary to obtain regulatory approval of the Transactions contemplated by this Agreement) and, if the Transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents and any documents provided pursuant to Section 6.3(c) shall be returned to WSB, without any copies being retained by CCB and CCB shall destroy any document, memoranda, notes and other writings whatsoever prepared by CCB or any of its agents relating to or containing the confidential information promptly upon notice by WSB. Upon request by WSB, such destruction shall be certified in writing to WSB by an authorized officer of CCB supervising such destruction.

      5.2 LIMITATIONS UPON CCB PRIOR TO CLOSING. Except as required by this Agreement, between the date hereof and the Closing Date, without the prior written consent of WSB, which shall not be unreasonably withheld and which shall be deemed granted if within five days after receipt of written request refusal of such written consent is not received from WSB by CCB, CCB shall not do any of the following:

            (a) Create or take action to incur any liabilities in excess of $10,000 or having a term in excess of one year, other than liabilities incurred in the usual and ordinary course of business or in connection with the creation or performance of this Agreement;

            (b) Except in the usual and ordinary course of business, create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of CCB securing an obligation in excess of $10,000 or having a term in excess of one year, and except for a pledge of security interests given in connection with the acceptance of repurchase agreements or government deposits;

            (c) Make or become a party to any contract or commitment in excess of $10,000 or having a term in excess of one year, or renew, extend, amend or modify any contract or commitment in excess of $10,000, except in the usual and ordinary course of business or except in connection with the Transactions contemplated in this Agreement or the Merger Agreement;

            (d) Make any loan, loan commitment, or renewal or extension thereof ("Loan") to any person or entity, which, individually or when aggregated with all other outstanding Loans made by CCB to such person or entity, exceeds $250,000 if the Loan is unsecured or is secured but is an exception to CCB's Loan Policy, or exceeds $500,000 if the Loan is secured and in conformity to CCB's Loan Policy, or make any Loan to any of its directors or executive officers;

            (e) Purchase any loan participation interest in excess of $250,000;

            (f) File a notice of default on any delinquent real estate secured loan with a principal balance of $250,000 or more;

            (g) Make any capital expenditures in excess of $10,000, except for ordinary and necessary repairs and replacements;

            (h) Sell or otherwise dispose of any of its assets or properties in excess of $10,000 in value, except in the usual and ordinary course of its business, or charge off any of its assets or properties in excess of $10,000 in value;

            (i) Declare or pay any dividend (cash, in kind, or stock) or make any other distribution upon, or purchase or redeem, any shares of CCB Stock;

            (j) Except as contemplated herein, issue or sell or obligate itself to issue or sell any shares of CCB Stock or any other securities including, without limitation, any capital notes, or any warrants, rights or options to acquire any shares of CCB Stock or other securities otherwise than pursuant to this Agreement; except pursuant to the exercise of the stock options set forth in Schedule 3.24;

            (k) Acquire capital stock of any corporation or any interest in any person except in the usual and ordinary course of its business;

            (l) Amend its Articles of Incorporation or Bylaws, except for such amendments as contemplated by this Agreement;

            (m) Grant any salary increase over 5% or enter into or amend, except as may be required by applicable law, any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, group insurance or other benefit plan or any employment agreement or consulting agreement or amend its Personnel Policy where the individual or aggregate cost to CCB is increased, except as approved by WSB, which approval shall not be unreasonably withheld;

            (n) Pay any obligation or liability, absolute or contingent, in excess of $25,000 except liabilities shown on the CCB Financial Statements, or except in the usual and ordinary course of business or in connection with the Transactions contemplated herein;

            (o) Institute, settle or agree to settle any claim, action or proceeding involving an expenditure by CCB or waiver of its claims in excess of $25,000 before any court or governmental agency, except in the usual and ordinary course of its business;

            (p) Invest in any real estate except upon the foreclosure of loans in the ordinary course of business, or acceptance of a deed in lieu of foreclosure, in the ordinary course of business;

            (q) Except in the usual and ordinary course of its business, enter into any continuing contract or series of related contracts in excess of $10,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause and without payment of any amount as a penalty, bonus, premium or other compensation for such termination;

            (r) Except as contemplated in Section 5.8 hereof, enter into or amend any contract or agreement (other than loans or bank accounts) with any officer, director or any affiliate of such person on terms that are less favorable to CCB than could be obtained from an unrelated third party on an arm's-length basis;

            (s) File any applications for additional branches or to relocate operations from any existing location, except as contemplated herein;

            (t) Change any of CCB's basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except such change as may be required in the opinion of CCB's management to respond to economic or market conditions or as may be required by the rules of the AICPA or FASB, by applicable law, or by bank regulatory authorities;

            (u) Introduce any material new products or services, or commence any material new marketing campaigns or any material new sales compensation or incentive programs or arrangements, except as approved by WSB, which approval shall not be unreasonably withheld;

            (v) Knowingly default in any material respect under any Understanding to which CCB is a party, and which, individually or together with other Understandings with respect to which a default by CCB exists, would materially adversely affect the business, properties, financial condition, results of operations or prospects of CCB;

            (w) Conduct its business in a manner that would violate its Articles of Incorporation or Bylaws or would materially violate or be in material conflict with any law, ordinance, rule or regulation of any applicable federal or state authority; provided, however, that no exception to this
      Section 5.2(w) shall constitute a waiver of any rights of WSB under any other provision of this Agreement; or

            (x) Take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time of the Merger, or in any of the conditions to the Merger set forth in Articles IX or X not being satisfied, or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law.

      5.3 AFFIRMATIVE CONDUCT OF CCB PRIOR TO CLOSING. Between the date hereof and the Closing Date, CCB shall:

            (a) Use its best efforts to obtain as expeditiously as possible and cooperate with others to expeditiously bring about the satisfaction of the conditions and approvals specified in Articles VII, VIII, IX and X hereof and advise WSB promptly in writing of any matter which would make the representations and warranties set forth in Article III hereof not true and correct in all material respects at the Closing;

            (b) Use and devote its best efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with it;

            (c) Carefully prepare or review and make available to WSB prior to filing, all federal, state and local tax returns and reports to government authorities regarding CCB required to be filed by it between the date hereof and the Closing;

            (d) Furnish WSB with such financial and other information with respect to CCB and its properties, business and operations as in the reasonable opinion of WSB, counsel for WSB and counsel for CCB shall be necessary in order to prepare applications for and obtain the permits, approvals, nondisapprovals, consents and authorizations referred to in
      Article X hereof; such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information contained therein not misleading;

            (e) Provide WSB and the WSB Representative with CCB's monthly Board package and all committee meeting packages at the time provided to CCB's directors (excluding any confidential information regarding the Transactions contemplated hereby);

            (f) Provide WSB all monthly new loan reports, all monthly past due loan reports, all listings of any new loans placed on non-accrual, all monthly watchlist reports, and all listings of loans greater than $50,000 that have been downgraded within two days of when such reports are prepared;

            (g) Provide WSB with five days' notice and, subject to any limitation or prohibition of any so-called "right to privacy" law, a copy of the applicable credit report prior to making any Loan to any person or entity which, individually or when aggregated with all other outstanding Loans made by CCB to such person or entity, exceeds $250,000;

            (h) Provide WSB with five days' notice prior to purchasing or selling any loan participation interest;

            (i) Provide WSB with five days' notice prior to initiating any action to foreclose on real estate or personal property collateral and provide WSB with monthly status reports on all foreclosed properties;

            (j) Provide WSB with qualified appraisals on all newly acquired foreclosed properties and on all existing foreclosed properties where appraisals are or become more than 12 months old;

            (k) Maintain insurance coverage at least equal to that now in effect on all of its properties and on all properties for which it is responsible, and carry not less than the same coverage for fidelity, directors and officers, public liability, personal injury and property damage that is presently in effect;

            (l) Duly observe and conform to lawful requirements applicable to its business in all material respects;

            (m) Maintain its books of account and records in the regular manner consistent with past practices and, where applicable, in all material respects in accordance with generally accepted accounting principles and applicable statutory and regulatory requirements applied on a consistent basis;

            (n) Following receipt of regulatory approval and the satisfaction of all other conditions precedent to the Closing and immediately prior to the Effective Time of the Merger, CCB shall, if permissible under and subject to compliance with generally accepted accounting principles and the rules and regulations of applicable regulatory authorities, taking into account the consummation of the Merger, increase its reserves for possible loan losses by $100,000;

            (o) Notify WSB by telephone, confirmed promptly in writing, of any breach or violation on CCB's part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by CCB herein to be or become false or misleading, or if CCB becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a material change in the circumstances of CCB described in the representations and warranties contained herein; and

            (p) Take all actions reasonably necessary, including seeking regulatory approvals, to consummate the acquisition of the Branches as soon as possible, but not more than 45 days, after the Closing.

      5.4 INDEMNIFICATION. CCB hereby agrees to indemnify and hold harmless WSB against, and with respect to, any liability, damages, losses, expenses or costs arising from or by virtue of any misstatement or omission to state any fact which is required to be disclosed by CCB for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement and consummating the Transactions contemplated herein and for any material breach of any representation, warranty, covenant or agreement of CCB under this Agreement.

      5.5 EXECUTE MERGER AGREEMENT. As soon as possible after receipt of shareholder and regulatory approvals, CCB shall execute the Merger Agreement.

      5.6   DISCUSSION WITH THIRD PARTIES.

            (a) STRATEGIC TRANSACTIONS. CCB: (i) shall not, and shall instruct and cause each of its directors, officers, employees, agents, representatives and advisors ("Representatives") not to, solicit or encourage, directly or indirectly, inquires or proposals with respect to any CCB Strategic Transaction Proposal (as hereinafter defined); and (ii) except as expressly permitted by Section 5.6(b), shall not, and shall instruct and cause each of its Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any CCB Strategic Transaction Proposal with any party other than WSB. CCB shall notify WSB promptly after any CCB Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a CCB Strategic Transaction Proposal are sought to be initiated, directly or indirectly, with CCB or any of its Representatives, and shall disclose to WSB the identity of the third party making or seeking to make such CCB Strategic Transaction Proposal, the terms and conditions thereof and such other information as WSB reasonably may request; provided, however, that if CCB receives a CCB Strategic Transaction Proposal and the foregoing disclosure of such CCB Strategic Transaction Proposal to WSB would violate a confidentiality agreement by which CCB is bound, CCB: (i) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement; (ii) shall return such CCB Strategic Transaction Proposal to the initiating party without substantive response; and (iii) to the extent such disclosure has not been made under clause (i) of this sentence, shall notify WSB that a CCB Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. For purposes of this Section 5.6, a "CCB Strategic Transaction Proposal" means any proposal regarding an acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of or a significant equity interest in, CCB or any merger or other business combination involving CCB or any recapitalization involving CCB resulting in an extraordinary dividend or distribution to CCB's shareholders or a self-tender for or redemption of some or all of the outstanding shares of CCB Stock.

            (b) QUALIFYING PROPOSAL. Notwithstanding Section 5.6(a), following receipt of a CCB Qualifying Strategic Transaction Proposal (as hereinafter defined), neither CCB nor any of its Representatives shall be prohibited from: (i) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a CCB Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to WSB, provided the third party shall have entered into a confidentiality agreement; (ii) taking and disclosing to CCB's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure of the CCB Qualifying Strategic Transaction Proposal to CCB's shareholders; or (iii) subject to the terms of Section 11.1(d), terminating this Agreement. For purposes of this Section 5.6, a "CCB Qualifying Strategic Transaction Proposal" shall mean a bona fide written CCB Strategic Transaction Proposal with respect to which CCB's Board of Directors shall have determined, after consultation with CCB's counsel, that the action by CCB contemplated under either clause (i), (ii) or (iii), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the holders of CCB Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by CCB to the effect that the financial terms of such CCB Strategic Transaction Proposal are, from CCB's shareholders' perspective, superior to the Merger.

            (c) DISCLOSURE AND TRADING. Upon receipt of the disclosure by WSB of a WSB Strategic Transaction Proposal (as that term is defined in Section 6.6(a) hereof) involving WSB or any subsidiary thereof or a WSB Acquisition Transaction (as that term is defined in Section 6.6(c) hereof), CCB, its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the WSB Strategic Transaction Proposal involving WSB or any subsidiary thereof or the WSB Acquisition Transaction to the same extent as required of WSB and/or any subsidiary thereof under the terms of any confidentiality agreement to which WSB and/or any subsidiary is a party or is bound and to refrain from trading in WSB Stock, CCB Stock and the securities of the party or parties to the WSB Strategic Transaction Proposal or the WSB Acquisition Transaction until the earlier of: (i) full public disclosure of such non-public information has been made and trading in the subject securities would not be a violation of applicable securities laws; or (ii) the WSB Strategic Transaction Proposal or the WSB Acquisition Transaction has been terminated or has expired by its terms and disclosure of such non-public information is permitted under the terms of any agreement regarding the transaction and trading in the subject securities would not be a violation of applicable securities laws.

      5.7 CCB STOCK OPTIONS. CCB shall make payments required to be made to holders of CCB Stock Options pursuant to Section 1.6 immediately prior to the Effective Time of the Merger. CCB shall take all steps necessary and appropriate such that any CCB Stock Options not purchased by CCB and not exercised prior to the Effective Time of the Merger shall be terminated by CCB or expire as of the Effective Time of the Merger.

      5.8 CCB PROXY MATERIALS. The proxy statement, notice of meeting, form of proxy and/or any other materials or documents (collectively, the "CCB Proxy Materials") to be used in connection with the CCB shareholders' meeting (the "CCB Meeting") required pursuant to Section 7.1 hereof, with respect to all information set forth therein relating to CCB, the Agreement, the Merger Agreement and the Transactions, at the time of mailing to shareholders and at the time of the CCB Meeting, shall:

            (a) Comply in all material respects with the provisions of all applicable laws and regulations; and

            (b) Except with respect to any information regarding WSB or the WSB Subsidiaries supplied to CCB by WSB for inclusion in the CCB Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the CCB Meeting or subject matter that has become false or misleading.

                                   ARTICLE VI

                        COVENANTS OF WSB PRIOR TO CLOSING

      WSB hereby covenants and agrees with CCB as follows:

      6.1 BUSINESS RECORDS AND INFORMATION. During the period commencing on the date hereof, and ending on the Closing Date, WSB will afford CCB, its representatives, counsel, accountants, agents and employees reasonable access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable CCB and its representatives, counsel, accountants, agents and employees to make a complete examination of the financial statements, business, operations, assets and properties of WSB and the WSB Subsidiaries and the conditions thereof, and to update such examination at such intervals as CCB shall deem appropriate. Such examination shall be conducted in cooperation with the officers of WSB or the WSB Subsidiaries in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of or interference with the normal business operations of WSB or the WSB Subsidiaries. No such examination or CCB's examination prior to the date of this Agreement, however, shall constitute a waiver or relinquishment on the part of CCB of its right to rely upon the representations, warranties or covenants made by WSB herein or pursuant hereto. WSB shall use its best efforts to have the WSB Representative or another authorized representative available during CCB's normal business hours to render approvals required pursuant to Section 5.2. WSB will hold in strict confidence all documents and information concerning CCB obtained pursuant to the disclosure Schedules of Article III hereof or pursuant to Section 5.1 and will not use such documents or information for its own benefit (except to the extent that such documents or information are a matter of public record or require disclosure in any application necessary to obtain regulatory approval of the Transactions contemplated by this Agreement) and, if the Transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents and any documents provided pursuant to
Section 5.3(d) shall be returned to CCB, without any copies being retained by WSB and WSB shall destroy any document, memoranda, notes and other writings whatsoever prepared by WSB or any of its agents relating to or containing the confidential information promptly upon notice by CCB. Upon request by CCB, such destruction shall be certified in writing to CCB by an authorized officer of WSB supervising such destruction.

      6.2 LIMITATIONS UPON WSB PRIOR TO CLOSING. Except as required by this Agreement, between the date hereof and the Closing Date, without the prior written consent of CCB, which shall not be unreasonably


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withheld and which shall be deemed granted if within five days after receipt of written request refusal of such written consent is not received from CCB by WSB, WSB and, as applicable, the WSB Subsidiaries, shall not do any of the following:

            (a) Declare or pay a stock dividend of WSB Stock in excess of 5% (it being recognized and understood that WSB may declare a stock dividend of up to 5%, which dividend will not affect the number of shares of WSB Stock issuable pursuant to this Agreement);

            (b) Repurchase more than 10% of the outstanding shares of WSB Stock (it being recognized and understood that WSB may continue its practice of limited stock repurchases, which repurchases will not affect the number of shares WSB Stock issuable pursuant to this Agreement);

            (c) Knowingly default in any material respect under any Understanding to which WSB or a WSB Subsidiary is a party, and which, individually or together with other Understandings with respect to which a default by WSB or a WSB Subsidiary exists, would materially adversely affect the business, properties, prospects, financial condition, results of operations or prospects of WSB and the WSB Subsidiaries; or

            (d) Conduct their businesses in a manner that would violate their respective Articles of Incorporation, Articles of Association or Bylaws or would materially violate or be in material conflict with any law, ordinance, rule or regulation of any applicable federal or state authority; provided, however, that no exception to this Section 6.2(d) shall constitute a waiver of any rights of CCB under any other provision of this Agreement.

      6.3 AFFIRMATIVE CONDUCT OF WSB PRIOR TO CLOSING. Between the date hereof and the Closing Date, WSB shall:

            (a) Use its best efforts to obtain as expeditiously as possible and cooperate with others to expeditiously bring about the satisfaction of the conditions and approvals specified in Articles VII, VIII, IX and X hereof, including the organization of New CCB and approval of New CCB's sole shareholder, and advise CCB promptly in writing of any matter which would make the representations and warranties set forth in Article IV hereof not true and correct in all material respects at the Closing;

            (b) Use and devote its best efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with it;

            (c) Furnish CCB with such financial and other information with respect to WSB and its properties, business and operations as in the reasonable opinion of CCB, counsel for CCB and counsel for WSB shall be necessary in order to prepare applications for and obtain the permits, approvals, nondisapprovals, consents and authorizations referred to in
      Article X hereof; such information will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the information contained therein not misleading;

            (d) Maintain its and the WSB Subsidiaries' insurance coverage at least equal to that now in effect on all of their properties and on all properties for which they are responsible, and carry the same coverage for fidelity, directors and officers, public liability, personal injury and property damage that is presently in effect;

            (e) Duly observe and conform to lawful requirements applicable to its and the WSB Subsidiaries' business in all material respects;

            (f) Maintain its and the WSB Subsidiaries' books of account and records in the regular manner in accordance with generally accepted accounting principles, with all applicable statutory and regulatory requirements applied on a consistent basis;

            (g) Notify CCB by telephone, confirmed promptly in writing, of any breach or violation on

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      WSB's part of any covenant contained herein, or of the occurrence of an event which would cause any warranties or representations made by WSB herein to be or become false or misleading, or if WSB becomes a party or is threatened with becoming a party to any legal or equitable proceeding or governmental investigation, or upon the occurrence of any event which would result in a change in the circumstances of WSB described in the representations and warranties contained herein; and

            (h) Take all actions reasonably necessary, including seeking regulatory approvals, to consummate the sale by WSNB of the Branches as soon as possible, but not more than 45 days, after the Closing.

      6.4 INDEMNIFICATION. WSB hereby agrees to indemnify and hold harmless CCB against, and with respect to, any liability, damages, losses, expenses or costs arising from or by virtue of any misstatement or omission to state any fact which is required to be disclosed by WSB for purposes of the inclusion of such information in any regulatory filing made on behalf of the parties hereto for the purpose of effecting the terms of this Agreement and consummating the Transactions contemplated herein and for any material breach of any representation, warranty, covenant or agreement of WSB under this Agreement.

      6.5 EXECUTE MERGER AGREEMENT. As soon as possible after receipt of shareholder and regulatory approvals, WSB shall cause New CCB to execute the Merger Agreement.

      6.6 DISCUSSION WITH THIRD PARTIES.

            (a) STRATEGIC TRANSACTIONS. Except as provided in Section 6.6(c), WSB and the WSB Subsidiaries: (i) shall not, and shall instruct and cause each of their Representatives not to, solicit or encourage, directly or indirectly, inquires or proposals with respect to any WSB Strategic Transaction Proposal (as hereinafter defined); and (ii) except as expressly permitted by Section 6.6(b), shall not, and shall instruct and cause each of their Representatives not to, furnish any non-public information relating to or participate in any negotiations, discussions or other activities concerning, any WSB Strategic Transaction Proposal with any party other than CCB. WSB and the WSB Subsidiaries shall notify CCB promptly after any WSB Strategic Transaction Proposal is received by, or any negotiations or discussions regarding a WSB Strategic Transaction Proposal are sought to be initiated with, directly or indirectly, WSB or the WSB Subsidiaries or any of their Representatives, and shall disclose to CCB the identity of the third party making or seeking to make such WSB Strategic Transaction Proposal, the terms and conditions thereof and such other information as CCB reasonably may request; provided, however, that if WSB or any of the WSB Subsidiaries receives a WSB Strategic Transaction Proposal and the foregoing disclosure of such WSB Strategic Transaction Proposal to CCB would violate a confidentiality agreement by which WSB or the WSB Subsidiaries are bound, WSB: (i) shall make the foregoing disclosure only to the maximum extent permissible under such confidentiality agreement: (ii) shall return such WSB Strategic Transaction Proposal to the initiating party without substantive response: and (iii) to the extent such disclosure has not been made under clause (i) of this sentence, shall notify CCB that a WSB Strategic Transaction Proposal has been received and that the same has been returned to the initiating party without substantive response. For purposes of this
      Section 6.6, a "WSB Strategic Transaction Proposal" means any proposal regarding an acquisition or purchase of all or a significant (i.e., more than 5%) portion of the assets of or a significant equity interest in, WSB or any of the WSB Subsidiaries, or any merger or other business combination involving WSB or any of the WSB Subsidiaries, or any recapitalization involving WSB or any of the WSB Subsidiaries resulting in an extraordinary dividend or distribution to WSB's shareholders or a self-tender for or redemption of more than 10% of the outstanding shares of WSB Stock.

            (b) QUALIFYING PROPOSAL. Notwithstanding Section 6.6(a), following receipt of a WSB Qualifying Strategic Transaction Proposal (as hereinafter defined), neither WSB, any of the WSB Subsidiaries, nor any of their Representatives shall be prohibited from: (i) engaging in discussions or negotiations with a third party which has made a proposal that satisfies the requirements of a WSB Qualifying Strategic Transaction Proposal and thereafter providing to such third party information previously provided or made available to CCB, provided the third party shall have entered into a confidentiality agreement; (ii) taking and disclosing to WSB's shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act, or otherwise making disclosure of the WSB Qualifying Strategic

      Transaction Proposal to WSB's shareholders; or (iii) subject to the terms of Section 11.1(e) terminating this Agreement. For purposes of this
      Section 6.6, a "WSB Qualifying Strategic Transaction Proposal" shall mean a bona fide written WSB Strategic Transaction Proposal with respect to which WSB's Board of Directors shall have determined, after consultation with WSB's counsel, that the action by WSB contemplated under either clause (i), (ii) or (iii), as applicable, of the immediately preceding sentence is required under the fiduciary duties owed by the Board of Directors to the holders of WSB Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by WSB to the effect that the financial terms of such WSB Strategic Transaction Proposal are, from WSB's shareholders' perspective, superior to the Merger.

            (c) WSB ACQUISITION TRANSACTION. Notwithstanding Sections 6.6(a) or
      (b) hereof, WSB or any of the WSB Subsidiaries shall be permitted to and may cause their Representatives to solicit, encourage, discuss, negotiate, enter into agreements, and carry out and complete transactions regarding a WSB Acquisition Transaction (as hereinafter defined), provided, however, that should WSB enter into or modify any agreement, or complete without any agreement, any WSB Acquisition Transaction which has a material adverse effect upon WSB or the Transactions contemplated by this Agreement and the Merger Agreement without written approval of CCB, then such action shall constitute a breach under this Agreement giving rise to a right of termination by CCB in accordance with Section 11.1(e) of this Agreement. For purposes of this Agreement, "WSB Acquisition Transaction" shall mean:
      (i) a merger or consolidation or any similar transaction where WSB or any of its subsidiaries will be the surviving or resulting corporation or where the holders of WSB Stock or any of WSB's subsidiaries immediately prior to the completion of the transaction will own 50% or more of the surviving or resulting corporation immediately after the completion of the transaction; (ii) a purchase, lease or other acquisition of all or substantially all of the assets of or assumption of all or substantially all the deposits of another corporation, partnership or limited liability company which business is permissible under the BHCA, and Regulation Y promulgated pursuant thereto; or (iii) the purchase or other acquisition of securities representing 10% or more of the voting power of another corporation, partnership or limited liability company which business is permissible under the BHCA and Regulation Y promulgated pursuant thereto. WSB shall promptly notify CCB of any WSB Acquisition Transaction and shall disclose to CCB the identity of the party or parties to the transaction, and the terms and conditions thereof. To the extent WSB makes a disclosure of any non-public information to CCB, its executive officers and/or directors, then CCB and its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the WSB Acquisition Transaction so disclosed and to refrain from trading in WSB Stock, CCB Stock and the securities of the party or parties to the WSB Acquisition Transaction so disclosed in accordance with the provisions of Section 5.6(c) hereof.

            (d) DISCLOSURE AND TRADING. Upon receipt of the disclosure by CCB of a CCB Strategic Transaction Proposal involving CCB, WSB, its executive officers and directors shall, and each hereby agrees to, maintain the confidentiality of all non-public information regarding the CCB Strategic Transaction Proposal involving CCB to the same extent as required of CCB under the terms of any confidentiality agreement to which CCB is a party or is bound and to refrain from trading in WSB Stock, CCB Stock and the securities of the party or parties to the CCB Strategic Transaction Proposal until the earlier of: (i) full public disclosure of such non-public information has been made and trading in the subject securities would not be a violation of all applicable securities laws; or (ii) the CCB Strategic Transaction Proposal has been terminated or has expired by its terms and disclosure of such non-public information is permitted under the terms of any agreement regarding the transaction and trading in the subject securities would not be a violation of applicable securities laws.

      6.7 PREPARATION OF WSB REGISTRATION STATEMENT AND THE CCB PROXY MATERIALS. WSB shall promptly prepare and file with the SEC a Registration Statement on Form S-4 (the "WSB Registration Statement"), in which the CCB Proxy Materials will be included. Each of WSB and CCB shall use its best efforts to have the WSB Registration Statement and any amendments or supplements thereto declared effective under the Securities Act as promptly as practicable after such filing. WSB shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of WSB Common Stock in the Merger, and CCB shall furnish all information concerning CCB and the holders of CCB Common Stock as may be reasonably requested in connection with any such action.

      6.8 WSB REGISTRATION STATEMENT. The WSB Registration Statement, with respect to all information set forth therein relating to WSB, the Agreement, the Merger Agreement and the Transactions, at the time of mailing to CCB's shareholders and at the time of the CCB Meeting, shall:

            (a) Comply in all material respects with the provisions of all applicable laws and regulations; and

            (b) Except with respect to any information regarding CCB supplied to WSB by CCB for inclusion in the CCB Proxy Materials, not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or not omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter that has become false or misleading.

      6.9 COVENANT REGARDING BOARD OF DIRECTORS OF MERGED BANK. At the Closing, WSB shall cause New CCB to deliver to CCB: (i) the written resignations as directors of New CCB of all incumbent directors, except for Charles Bacchi, Lary Davis and Gary D. Gall and a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of either nine or ten directors of CCB to the Board of Directors of New CCB effective as of the Closing Date; and (ii) the written resignations as officers of New CCB of all incumbent officers and a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of all officers of CCB as officers of New CCB effective as of the Closing Date. For a period of 2 years from the Effective Time of the Merger, WSB shall: (i) cause to be elected to the Board of Directors of the Merged Bank, all incumbent directors of Merged Bank as of the day after the Closing Date who so choose to be elected; and (ii) not increase the total number of directors of the Merged Bank as of the day after the Closing Date by more than five.

      6.10 COVENANT REGARDING BOARD OF DIRECTORS OF WSB. WSB, through its Board of Directors, shall nominate, recommend the election of, and include as nominees for election along with other WSB director nominees in any management proxy statement or other document which solicits WSB shareholder votes or consents to elect WSB directors and otherwise use its best efforts to cause to be elected to its Board of Directors for at least two years after the Effective Time of the Merger the two members of CCB's Board of Directors designated pursuant to
Section 1.11 hereof.

                               ARTICLE VII

            MEETING OF SHAREHOLDERS AND FEDERAL SECURITIES LAWS

      CCB hereby covenants and agrees with WSB as follows:

      7.1 SHAREHOLDERS' MEETING. CCB will, promptly after execution of this Agreement, cause the CCB Meeting to be duly called and held upon requisite notice and shall obtain shareholder approval:

            (a) Authorizing and approving this Agreement and the Transactions contemplated herein; and

            (b) For such other business as its Board of Directors deems advisable and proper in connection therewith.

      CCB, through its Board of Directors, will, subject to the exercise of its fiduciary duties, recommend that its shareholders approve the Transactions contemplated hereby, and will use its best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding shares of common stock.

      7.2 FEDERAL SECURITIES LAWS. In obtaining the consent of its shareholders to the matters described in Section 7.1 hereof, CCB and its officers, directors, controlling shareholders, and representatives, will, in all respects,


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comply with Sections 10 and 14 of the Exchange Act, the rules and regulations of the SEC promulgated thereunder, the rules and regulations of the Commissioner, and the securities laws of all states in which shareholders of CCB reside, if required. Without in any way limiting the generality of the forgoing, CCB agrees that the CCB Proxy Materials:

            (a) Will be filed with, and not be used before the same are cleared for use by the SEC and the Commissioner and CCB will cooperate with WSB in connection with WSB's filings, if any, of applications for approvals and the issuance of permits and orders for the distribution of WSB Stock to CCB shareholders by the securities administrators of all states in which CCB shareholders reside;

            (b) Will contain all of the material information required by the Exchange Act and the rules and regulations of the SEC and Commissioner thereunder; and

            (c) Will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated therewith.

      WSB and CCB will use their respective best efforts to obtain clearance by all appropriate regulatory authorities for the use of the CCB Proxy Materials. WSB and CCB will consult and cooperate with the other in the preparation of the WSB Registration Statement and the CCB Proxy Materials for the CCB Meeting.

                                ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF CCB

      All obligations of CCB to consummate the Transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, unless compliance with or the occurrence of any one or more of such conditions precedent is waived in writing by CCB:

      8.1 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of WSB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

      8.2 PERFORMANCE OF OBLIGATIONS. WSB shall have performed and satisfied in all material respects all of the covenants, agreements, obligations and conditions required by this Agreement to be performed and satisfied by WSB at or prior to the Closing Date.

      8.3 ABSENCE OF MATERIAL CHANGES. Between the date of this Agreement and the Closing Date there shall have been: (i) no damage, destruction, whether or not covered by insurance (except damage, destruction or loss for which, prior to the Closing Date, WSB has been compensated by insurance in such measure as to fully cover the replacement or repair of all damage, destruction or loss) or Operating Loss, materially and adversely affecting the business or prospects of WSB; (ii) no material adverse change in the business, properties, financial condition, results of operations or prospects of WSB; and (iii) an absence of the institution of litigation involving WSB or any of its assets (including the WSB Subsidiaries) which, if determined adverse to WSB or the WSB Subsidiaries, would have a material adverse effect upon WSB taken as a whole, unless CCB shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, have a material adverse effect upon WSB.

      8.4 OFFICERS' CERTIFICATE. There shall have been delivered to CCB at the Closing a certificate executed by the President and Chief Executive Officer, by the Corporate Secretary, and by the Chief Financial Officer of WSB certifying, to the best of their knowledge, compliance by WSB with all of the provisions of Sections 8.1, 8.2, 8.3, 8.6 and 8.7 of this Agreement.

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      8.5 FAIRNESS OPINION. The Board of Directors of CCB shall have received an opinion of Alex Sheshunoff & Co., dated as of the date of this Agreement and as of a date within three days prior to the mailing date of the CCB Proxy Materials to the effect that the consideration in the form of WSB Stock and cash or a combination thereof in the Merger is fair, from a financial point of view, to CCB and its shareholders and such opinion shall not have been withdrawn prior to the Closing Date.

      8.6 APPOINTMENT OF WSB DIRECTORS. WSB shall have delivered to CCB at the Closing a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of two of CCB's directors by WSB to the WSB Board of Directors, as required by
Section 1.11 hereof, effective as of the Closing Date.

      8.7 APPOINTMENT OF NEW CCB DIRECTORS AND OFFICERS. New CCB shall have delivered to CCB at the Closing: (i) the written resignations as directors of New CCB of all incumbent directors, except for Charles Bacchi, Lary Davis and Gary D. Gall; (ii) the written resignations as officers of New CCB of all incumbent officers; (iii) a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of either nine or ten directors of CCB to the Board of Directors of New CCB effective as of the Closing Date; and (iv) a copy of resolutions duly adopted by its Board of Directors, which copy shall be certified by its Corporate Secretary, providing for the appointment of all officers of CCB as officers of New CCB effective as of the Closing Date.

      8.8 CLOSING DOCUMENTS. WSB shall have delivered to CCB the Closing documents required pursuant to the Closing Schedule, EXHIBIT "D," and Section
2.3 of this Agreement.

                                 ARTICLE IX

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF WSB

      All obligations of WSB to consummate the Transactions contemplated herein are subject to the satisfaction, on or before the Closing Date, of the following conditions precedent, unless compliance with or the occurrence of any one or more of such conditions precedent is waived in writing by WSB:

      9.1 CONTINUED ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of CCB contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

      9.2 PERFORMANCE OF OBLIGATIONS. CCB shall have performed and satisfied in all material respects all of the covenants, agreements, obligations and conditions required by this Agreement to be performed and satisfied by CCB at or prior to the Closing Date.

      9.3 ABSENCE OF MATERIAL CHANGES. Between the date of this Agreement and the Closing Date there shall have been: (i) no damage, destruction, whether or not covered by insurance (except damage, destruction or loss for which, prior to the Closing Date, CCB has been compensated by insurance in such measure as to fully cover the replacement or repair of all damage, destruction or loss) or Operating Loss, materially and adversely affecting the business or prospects of CCB; (ii) no material adverse change in the business, properties, financial condition, results of operations or prospects of CCB, including, but not limited to, reduction in CCB's shareholders' equity below $4,700,000; and (iii) an absence of the institution of litigation involving CCB or any of its assets which, if determined adverse to CCB, would have a material adverse effect upon CCB, unless WSB shall have received an opinion satisfactory to it of counsel handling such matter stating that such action or proceeding will not, in all likelihood, have a material adverse effect upon CCB. For purposes of this
Section 9.3, CCB's shareholders' equity shall be measured as of the last month end preceding the Closing Date, adjusted for any known material changes not yet reflected; provided, however, any changes to shareholders' equity from the exercise of CCB Stock Options or CCB's cash payments for the purchase of CCB Stock Options pursuant to the provisions of Section 1.6 hereof after the date hereof shall be ignored.

      9.4 AFFILIATE'S LETTERS. CCB shall have delivered to WSB Affiliate's Letters, substantially in the form of EXHIBIT "C" hereto, signed by each of its affiliates, in accordance with Section 1.13 hereof.

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      9.5 OFFICERS' CERTIFICATE. There shall have been delivered to WSB at the
Closing a certificate executed by the President and Chief Executive Officer, by the Corporate Secretary, and by the Chief Financial Officer of CCB certifying, to the best of their knowledge, compliance by CCB with all of the provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.6 of this Agreement.

      9.6 DIRECTOR'S AGREEMENTS. CCB shall have delivered to WSB, Director's Agreements, substantially in the form of EXHIBIT "B" hereto, signed by each of its directors, in accordance with Section 1.12 hereof.

      9.7 CLOSING DOCUMENTS. CCB shall have delivered to WSB the Closing documents required pursuant to the Closing Schedule, EXHIBIT "D," and Section
2.3 of this Agreement.

                                    ARTICLE X

                       CONDITIONS PRECEDENT TO THE MERGER

      The obligations of WSB and CCB to proceed with the Merger and the Transactions provided for herein are subject to the fulfillment, at or prior to the Effective Time of Merger, of the following conditions:

      10.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the Commissioner, the FRB, the FDIC, and any other governmental agencies having jurisdiction which are necessary to carry out the Transactions contemplated in this Agreement, shall have been received without the imposition of any conditions or requirements which, in the reasonable opinion of the affected party, are materially burdensome or undesirable, and the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6). Said permits and approvals shall be on terms and conditions acceptable to WSB and CCB and shall include, but shall not be limited to, the following:

            (a) Issuance of a charter for New CCB by the Commissioner and approval for federal deposit insurance by the FDIC;

            (b) Prior written approval from the FRB for WSB to acquire control of CCB pursuant to the BHCA;

            (c) Prior written approval from the Commissioner for: (i)
      WSB to acquire control of CCB pursuant to Financial Code Sections 700 ET SEQ. and (ii) New CCB to merge with CCB pursuant to Financial Code Sections 4880 ET SEQ.;

            (d) Prior written approval from the FDIC pursuant to 12 U.S.C. 1828(c)(2)(C);

            (e) The declaration as effective by the SEC of the WSB Registration Statement with respect to the shares of WSB Stock to be issued upon consummation of the Merger;

            (f) Prior written approval of and the issuance of any required permits or orders related to any application or notification filing required with any state securities administrator or the confirmation of an exemption from a notification filing in connection with the distribution of WSB Stock to CCB shareholders; and

            (g) Any and all other actions required by the shareholders of CCB and New CCB to authorize or effect the Transactions called for herein shall have been duly and validly taken.

      10.2 TAX RULING OR OPINION. Receipt by the parties of the opinion of Perry-Smith, LLP to the effect that:

            (a) The Merger constitutes a "reorganization" within the meaning of IRC Section 368(a)(1)(A) by reason of the application of IRC Section 368(a)(2)(D);

            (b) WSB, CCB and New CCB are each a "party" to a reorganization within the meaning of IRC Section 368(b);

            (c) Neither WSB, New CCB nor CCB will recognize federal taxable gain or loss as a result of the Merger;

            (d) The federal income tax basis and holding periods of the assets exchanged between the parties to the Merger will be the same as the federal income tax basis and holding periods of those assets prior to the Merger;

            (e) To the extent that CCB stockholders exchange CCB Stock in the Merger solely for WSB Stock, (i) no gain or loss will be recognized on the exchange, (ii) the federal income tax basis of the shares of WSB Stock received by former holders of CCB Stock will equal the federal income tax basis of such stockholders' shares of CCB Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged, and (iii) the holding period for the shares of WSB Stock received will include the holding period for the shares of CCB Stock exchanged, provided that the CCB Stock exchanged was held as a "capital asset" as such term is defined in IRC Section 1221;

            (f) To the extent that holders of CCB Stock exchange CCB Stock in the Merger solely for cash, (i) gain or loss will be recognized equal to the difference between the amount of cash received and the federal income tax basis in their shares of CCB Stock exchanged, and (ii) the nature of the gain or loss recognized will be capital gain or loss if the shares of CCB Stock exchanged were held as a capital asset;

            (g) To the extent that holders of CCB Stock receive a combination of cash and WSB Stock (other than cash in lieu of fractional shares), (i) loss, if any, will not be recognized, (ii) gain, if any, will be recognized in an amount equal to the lesser of (1) the difference between the fair market value of all consideration received in the exchange (WSB Stock plus cash) and the basis in the CCB Stock surrendered or (2) the amount of cash received in the exchange; (iii) the federal income tax basis of the WSB Stock received by holders of CCB Stock in the Merger will be equal to the total federal income tax basis of the CCB Stock exchanged, decreased by the amount of cash (other than cash received in lieu of fractional share interests) received in the exchange, and increased by the amount of gain recognized in the exchange, if any, and (iv) the holding period of the WSB Stock received in the Merger will include the holding period for which holders of CCB Stock held their CCB Stock provided, that such CCB Stock was held as a capital asset; and

            (h) To the extent that cash is received by holders of CCB Stock in lieu of fractional share interests in WSB Stock, the cash will be treated as being received by the holders of CCB Stock as a distribution in redemption of such stockholders' fractional share interests, subject to the provisions and limitations of IRC Section 302.

      10.3 ABSENCE OF LITIGATION. On the Closing Date and at the Effective Time of the Merger:

            (a) There shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any governmental authority against the Transactions contemplated hereby, unless WSB shall have received an opinion satisfactory to it of counsel handling such matter for WSB or CCB stating that such action or proceeding will not, in all likelihood, result in a restraint or prohibition; and

            (b) There shall be in effect no order, writ, injunction or decree of any court or governmental authority prohibiting the consummation of any of the Transactions contemplated hereby.

      10.4  SHAREHOLDER APPROVALS.

            (a) APPROVAL OF MERGER. This Agreement shall have been approved by the holders of at least a majority of the issued and outstanding shares of CCB Stock entitled to vote, and by at least a majority of the issued and outstanding shares of New CCB Stock entitled to vote.

            (b) OTHER ACTIONS. Any and all other actions required by the shareholders of CCB and New CCB to authorize or effect the Transactions called for herein shall have been duly and validly taken.

                                   ARTICLE XI

                                   TERMINATION

      11.1 TERMINATION OF THIS AGREEMENT. This Agreement shall terminate and be of no further force and effect as between the parties hereto, except as to liability for a material breach of any representation, warranty or covenant occurring or arising prior to the date of termination, upon the occurrence of any of the following:

            (a) Immediately upon the expiration of 30 days from the date that WSB has given notice to CCB of breach or default by CCB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, including, but not limited to, the occurrence of any material changes as set forth in Section 9.3 hereof; provided, however, that no such termination shall be effective if, within said 30-day period, CCB shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

            (b) Immediately upon the expiration of 30 days from the date that CCB has given notice to WSB of breach or default by WSB in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, including, but not limited to, the occurrence of any material changes as set forth in Section 8.3 hereof; provided, however, that no such termination shall be effective if, within said 30-day period WSB shall have substantially corrected and cured the grounds for the termination as set forth in said notice of termination;

            (c) Upon the expiration of 30 days after the Commissioner, the FDIC, the FRB or any other applicable regulatory agency denies or refuses in writing to grant the approvals, nondisapprovals, consents, or authorizations required to be obtained in order to consummate the Transactions contemplated by this Agreement, unless within said 30-day period the parties hereto agree to appeal or resubmit the application to the regulatory authority which has denied or refused to grant such approval, nondisapproval, consent, authorization or ruling, as the case may be;

            (d) Immediately after: (i) WSB is notified by CCB or WSB otherwise becomes aware that, pursuant to Section 5.6, CCB has received a CCB Qualifying Strategic Transaction Proposal; and (ii) payment by CCB to WSB of the Termination Fee pursuant to Section 11.4(a) hereof;

            (e) Immediately after: (i) CCB is notified by WSB or CCB otherwise becomes aware that, pursuant to Section 6.6, WSB has received a WSB Qualifying Strategic Transaction Proposal that is not a WSB Acquisition Transaction; and (ii) WSB has provided CCB with evidence showing that WSB has used its best efforts by taking all reasonable measures necessary to provide for the inclusion of CCB in the WSB Qualifying Strategic Transaction; and (iii) payment by WSB of the Termination Fee pursuant to
      Section 11.4(a) hereof; provided, however, in the event WSB has received a WSB Qualifying Strategic Transaction Proposal that is not a WSB Acquisition Transaction and that does not require WSB to abandon the Merger as a condition to the consummation of the transaction contemplated by the WSB Qualifying Strategic Transaction Proposal, then this Agreement will not be terminated and WSB shall not be obligated to pay CCB the Termination Fee pursuant to Section 11.4(a) hereof; or (iv) WSB is notified by CCB that WSB has breached this Agreement as set forth in
      Section 6.6(c) and payment by WSB of the Termination Fee pursuant to
      Section 11.4(a) hereof;

            (f) By notice by WSB to CCB or by CCB to WSB, if the Closing has not occurred on or before June 30, 2002, but subject to the expiration of any statutory waiting periods following receipt of any required regulatory approvals received prior to June 30, 2002, unless said date shall be extended by the mutual agreement of the parties hereto and unless such failure results primarily from any material breach pursuant to Sections 11.1(a) or (b) or by virtue of the events described in Sections 11.1(c),
      (d) or (e);

            (g) Upon the mutual agreement of the parties hereto; or

            (h) By CCB, in CCB's discretion, should the WSB Average Price be less than $11.40.

      11.2 IMMATERIAL BREACH. Notwithstanding anything to the contrary contained herein, no party hereto shall have the right to terminate this Agreement on account of its own breach or due to any immaterial breach by any other party hereto of any covenant, agreement, representation, warranty, duty or obligation hereunder.

      11.3 EFFECT OF TERMINATION. If this Agreement shall be terminated as provided herein, each party shall redeliver all documents, work papers and other material of the other party relating to the Transactions contemplated herein to the party furnishing the same, except that the foregoing shall not apply to any documents, work papers, material or information which is a matter of public knowledge. No termination of this Agreement under this Article XI for any reason or in any manner, except as permitted by Sections 11.1(f) and (g), shall release, or be construed as so releasing, any party hereto from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material and bad faith breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein; provided, however, neither party shall be liable to the other for termination pursuant to Section 11.1(c) for the failure of the Commissioner, the FDIC, the FRB, or any other applicable regulatory agency to grant the approvals, nondisapprovals, consents, or authorizations required if the failure is not the result of a material breach by that party of a representation, warranty or covenant set forth in this Agreement. If, however, such termination shall result from an election to terminate by WSB pursuant to Section 11.1(a), then CCB shall pay to WSB, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the Liquidated Damages as set forth in Section 11.4(b). If, however, such termination shall result from an election to terminate by CCB pursuant to
Section 11.1(b), then WSB shall pay to CCB, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty for forfeiture, the Liquidated Damages as set forth in Section 11.4(b). If, however, such termination shall result from an election to terminate by WSB or CCB pursuant to Section 11.1(d), then CCB shall pay to WSB the Termination Fee pursuant to Section 11.4(a). If, however, such termination shall result from an election to terminate by CCB or WSB pursuant to Section 11.1(e), then WSB shall pay to CCB the Termination Fee pursuant to Section 11.4(a).

      11.4  TERMINATION FEE AND LIQUIDATED DAMAGES.

            (a) TERMINATION FEE. The Termination Fee shall be the amount of $500,000 (the "Termination Fee") in the event this Agreement is terminated pursuant to Section 11.1(d) or Section 11.1(e).

            (b) LIQUIDATED DAMAGES. As reasonable and full liquidated damages and reasonable compensation for the loss sustained and not as a penalty or forfeiture in the event that this Agreement is terminated pursuant to
      Section 11.1(a) or Section 11.1(b), the liquidated damages shall be the amount of $500,000 (the "Liquidated Damages").

            (c) EXCLUSIVE REMEDY. Except in the event the responsible party fails to pay the Termination Fee or the Liquidated Damages, as applicable, within ten business days after receipt of an invoice therefor, which period shall be extended by an additional reasonable time if the responsible party has reasonably disputed the existence or amount of such obligations, timely receipt of such payment shall constitute an exclusive remedy, and following such receipt and acceptance, the receiving party shall be barred from recovering damages for any breach of any term of this Agreement.

                                   ARTICLE XII

                               GENERAL PROVISIONS

      12.1 EXPENSES. WSB and CCB agree that WSB and CCB shall each bear their own expenses incurred in connection with the negotiation, preparation, and performance of this Agreement, including legal and accounting fees, printing costs, filing fees, and other necessary expenses regardless of whether the Merger or any of the Transactions contemplated under this Agreement are consummated. By way of example, the parties agree that: (A) WSB shall bear the expense of: (i) the preparation and delivery of the tax opinion; (ii) the preparation of the WSB Registration Statement (except the CCB Proxy Materials), including filing fees and fees related to conversion of the WSB Registration Statement into electronic format for filing with the SEC; (iii) filing fees and related costs of regulatory applications including approvals and permits or orders of state securities administrators; (iv) organization expenses, filing and other fees related to New CCB; (v) payments to any CCB dissenters who perfect dissenters' rights in connection with the Transactions; and (vi) any notifications and press releases to WSB shareholders including printing expenses; and (B) CCB shall bear the expenses of: (i) the preparation and delivery of the CCB Proxy Materials, including printing and mailing expenses;
(ii) the fairness opinion from Alex Sheshunoff & Co.; and (iii) any notifications and press releases to CCB shareholders including printing and mailing expenses.

      12.2 NOTICES. All notices, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or if sent by Federal Express, overnight delivery United States mail, or other overnight delivery service, or sent by facsimile transmission (with confirmation) addressed as follows:

      (i)   If to WSB, to:
            Western Sierra Bancorp
            3350 Country Club Drive, Suite 202
            Cameron Park, California 95682
            Attention: Mr. Gary D. Gall, President and CEO
                  Fax: (530) 676-2817

            With a copy to:
            Horgan, Rosen, Beckham & Coren, L.L.P.
            23975 Park Sorrento, Suite 200
            Calabasas, California  91302-4001
            Attention: S. Alan Rosen, Esq.
                  Fax: (818) 591-3838

      (ii)  If to CCB, to:
            Central California Bank
            14685 Mono Way
            Sonora, California 95370
            Attention: Mr. C. Frederick Rowden, President and CEO
                  Fax: (209) 536-0488

            With a copy to:
            Coudert Brothers LLP
            303 Almaden Boulevard, 5th Floor
            San Jose, California 95110
            Attention: Mr. Glenn T. Dodd, Esq.
                  Fax: (408) 297-3191

      The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 12.2. Any notice, demand or other communications given pursuant to the provisions of this Section 12.2 shall be deemed to have been given on the date actually delivered or the business day following the date sent by overnight delivery, as the case may be.

      12.3 SUCCESSORS AND ASSIGNS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that except as otherwise contemplated hereby, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other parties to this Agreement.

      12.4 THIRD PARTY BENEFICIARIES. CCB and WSB intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than CCB or WSB.

      12.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

      12.6 GOVERNING LAW. This Agreement is made and entered into in the State of California and the internal laws (without regard to the conflict of law provisions thereof) of that state shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder, except as required by applicable provisions of Title 12 of the United States Code.

      12.7 CAPTIONS. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of or affect the interpretation of this Agreement.

      12.8 EXHIBITS AND SCHEDULES. The Exhibits and confidential disclosure Schedules attached hereto are an integral part of this Agreement and each Exhibit and confidential disclosure Schedule shall be applicable as if set forth in full in the text hereof only with respect to the sections of this Agreement to which it is cross-referenced. In the event there is any absolute unconditional representation contained in this Agreement, said representation shall be modified by any contrary information set forth on a confidential disclosure Schedule which expressly cross-references to the section where the absolute or unconditional representation is contained.

      12.9 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement or any Exhibit or Schedule hereto shall terminate after the Effective Time of the Merger and shall be of no further force and effect. Nothing in this Article XII shall be construed as limiting the applicable statute of limitations in the event the Transactions are not consummated.

      12.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

      12.11 ATTORNEYS' FEES. In the event any of the parties to this Agreement brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, the substantially prevailing party in whose favor final judgment is entered shall be entitled to have and recover of and from the other party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including, without limitation, legal fees and court costs.

      12.12 KNOWLEDGE. In all representations and warranties concerning the best knowledge of CCB, WSB or the WSB Subsidiaries, wherever included herein, there shall be imputed to CCB, WSB or WSB Subsidiaries the actual knowledge after due inquiry and notice of their respective current directors, executive officers and officers holding the titles or positions of Chief Financial Officer or Senior Accounting Officer, Chief or Senior Credit Officer, or Loan Officer or positions with substantially equivalent responsibilities.

      12.13 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

      12.14 CONSENTS. Any and all consents required to be obtained from any of the parties hereto under this Agreement shall not be unreasonably withheld and shall be deemed given unless the requesting party receives written notice to the contrary from the party to whom such request is made within ten business days after request therefor.

      12.15 SEVERABILITY. If any portion of this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable, the remaining terms hereof shall provide for the consummation of the Transactions contemplated herein in substantially the same manner as originally set forth at the date this Agreement was executed.

      12.16 PRESS RELEASE. No press release or other public disclosure of matters related to this Agreement of any of the Transactions contemplated hereby shall be made by WSB, New CCB, or CCB unless the other parties shall have provided their prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law.

      12.17 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, and which arises after the effective date of this Agreement, shall be settled by arbitration to take place in Sacramento, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

       CENTRAL CALIFORNIA BANK            WESTERN SIERRA BANCORP

       By:   /s/ C. Frederick Rowden      By:  /s/ Gary D. Gall
          ---------------------------        ----------------------
             C. Frederick Rowden               Gary D. Gall
       Its:  President and Chief          Its: President and Chief
             Executive Officer                 Executive Officer


       By:   /s/ Lloyd Overholtzer        By: /s/ Philip S. Wood
          ---------------------------        ----------------------
             Lloyd Overholtzer                 Philip S. Wood
       Its:  Corporate Secretary          Its: Corporate Secretary

                                   EXHIBIT "A"


                                MERGER AGREEMENT


       THIS MERGER AGREEMENT (this "Agreement") is made this ___ day of ___________, 200__, by and between NEW CCB BANK, a California banking corporation located at 14685 Mono Way, Sonora, California 95370 (hereinafter referred to as "New CCB"), and CENTRAL CALIFORNIA BANK, a California banking corporation, located at 14685 Mono Way, Sonora, California 95370 (hereinafter referred to as "CCB"), with reference to the following:

                                 R E C I T A L S

       WHEREAS, CCB is a California banking corporation duly organized, validly existing and in good standing under the laws of the State of California with an authorized capitalization of 10,000,000 shares of common stock, no par value per share, of which 612,738 shares are issued and outstanding;

       WHEREAS, New CCB is a newly formed California banking corporation established as a wholly-owned subsidiary of Western Sierra Bancorp, a California corporation ("WSB") and is duly organized, validly existing and in good standing under the laws of the State of California with ____ shares of its no par value common stock outstanding;

       WHEREAS, WSB and CCB have entered into that certain Agreement and Plan of Reorganization dated _______________ ___, 2001 (the "Acquisition Agreement") providing for the acquisition of CCB by WSB (the "Acquisition") through the Merger of CCB with and into New CCB, under the Articles of Incorporation and Bylaws of New CCB (the "Merger");

       WHEREAS, both New CCB and CCB wish to complete the Acquisition by consummating the Merger; and

       WHEREAS, the Boards of Directors of each of WSB, CCB and New CCB have approved this Agreement and have authorized its execution and delivery and the sole shareholder of New CCB and the shareholders of CCB have approved this Agreement and the transactions contemplated hereby;

       NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the parties hereto hereby agree as follows:


                                A G R E E M E N T

       SECTION 1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings specified in the Acquisition Agreement.

       SECTION 2. MERGED BANK. At the Effective Time of the Merger, New CCB and CCB shall be merged under the Articles of Incorporation and Bylaws of New CCB (the "Merged Bank").

       SECTION 3. CLOSING. The closing of the transactions contemplated hereby (the "Closing"), unless another place is agreed in writing by the parties hereto, shall take place at the main office of WSB in Cameron Park, at the time and on the date fixed therefor pursuant to Section 2.1 of the Acquisition Agreement.

       SECTION 4. NAME. Prior to the Effective Time of the Merger, New CCB shall file with the Commissioner a Certificate of Amendment (the "Certificate") of its Articles of Incorporation changing its corporate name to "Central California Bank," and thereafter file the Certificate with the California Secretary of State effective as of the Closing Date. Immediately thereafter, a certified copy of the Certificate shall be submitted to the Commissioner.

       SECTION 5. BUSINESS; OFFICES. The business of the Merged Bank shall be that of a California banking corporation. This business shall be conducted by the Merged Bank at its main office located at 14685 Mono Way, Sonora,

California 95370, and at its legally established branches and loan production offices.

       SECTION 6. CAPITAL. The capital accounts of the Merged Bank at the Effective Time of the Merger shall be equal to the combined capital accounts of CCB and New CCB, adjusted, however, for normal earnings, expenses and purchase accounting adjustments up to the Effective Time of the Merger. The authorized capitalization of the Merged Bank shall be 10,000,000 shares of common stock, no par value per share.

       SECTION 7. ASSETS; LIABILITIES. All assets of each of CCB and New CCB, as they exist immediately prior to the Effective Time of the Merger, shall pass to and vest in the Merged Bank without any conveyance or other transfer. The Merged Bank shall be responsible for all of the liabilities of every kind and description of each of CCB and New CCB existing as of the Effective Time of the Merger.

       SECTION 8. OUTSTANDING STOCK. Each share of CCB Stock issued and outstanding immediately prior to the Effective Time of the Merger, on and after the Effective Time of the Merger, without any further action on the apart of CCB or the holders of CCB Stock, automatically shall be cancelled and cease to be an issued and outstanding share of CCB Stock, and shall be converted into the right to elect to receive newly issued shares of WSB Stock, cash or a combination thereof equal to the Net Merger Consideration Price, subject to all terms and conditions set forth in the Acquisition Agreement. Each share of the common stock of New CCB shall be automatically converted into one share of the common stock of the Merged Bank.

       SECTION 9. DIVIDENDS. Neither New CCB nor CCB shall declare or pay any dividend to its shareholders between the date of this Agreement and the Effective Time of the Merger, or dispose of any of their assets in any other manner except in the normal course of business and for adequate value.

       SECTION 10. BOARD OF DIRECTORS; OFFICERS. The directors of New CCB at the Effective Time of the Merger shall be the directors of the Merged Bank until their successors have been chosen and qualified in accordance with the Articles of Incorporation and the Bylaws of the Merged Bank. The officers of New CCB at the Effective Time of the Merger shall be the officers of the Merged Bank until their successors have been chosen and qualified in accordance with the Articles of Incorporation and the Bylaws of the Merged Bank.

       SECTION 11. CHARTER, ARTICLES OF INCORPORATION AND BYLAWS OF MERGED BANK. The Charter, Articles of Incorporation and Bylaws of New CCB as in effect immediately prior to the Effective Time of the Merger shall be the Charter, Articles of Incorporation and Bylaws of the Merged Bank, subject to the requirement of amending New CCB's Articles of Incorporation to effectuate a name change effective as of the Closing Date pursuant to Section 4 of this Agreement and Section 1.8 of the Acquisition Agreement.

       SECTION 12. CONDITIONS. The obligations of the parties to proceed with the Closing are subject to the satisfaction or waiver at or prior to the Closing of all of the conditions to the Merger set forth herein and in the Acquisition Agreement.

       SECTION 13. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

             (a) by the written agreement of New CCB, WSB and CCB;

             (b) by New CCB or CCB if the Closing shall not have been consummated on or before June 30, 2002, subject to the expiration of any statutory waiting periods following receipt of any required regulatory approvals received prior to June 30, 2002, or such other date, if any, upon which New CCB, WSB and CCB may agree in writing; or

             (c) automatically in the event the Acquisition Agreement is terminated in accordance with its terms.

       SECTION 14. APPROVALS. This Agreement has been approved and/or ratified and confirmed by the affirmative vote of the holders a majority of CCB Stock outstanding and, by the sole shareholder of New CCB, by unanimous written consent or at a meeting held on the call of the Board of Directors; and the Merger shall become effective when this Agreement and other required certificates have been filed with the Commissioner, after having been filed with the California Secretary of State and previously approved by the Commissioner as provided in Section 2.2 of the Acquisition Agreement.

       SECTION 15. MISCELLANEOUS.

             (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (professional courier acceptable) or mailed by registered or certified mail, return receipt requested, or transmitted by facsimile transmission to the parties at the following addresses:

       If to New CCB:

             New CCB
             c/o Western Sierra Bancorp
             3350 Country Club Drive, Suite 202
             Cameron Park, California 95682
             Attention: Mr. Gary D. Gall, President and CEO
                   Fax: (530) 676-2817

       If to CCB:

             Central California Bank
             14685 Mono Way
             Sonora, California 95370
             Attention: Mr. C. Frederick Rowden, President and CEO
                   Fax: (209) 536-0488

             (b) AGREEMENT AND PLAN OF REORGANIZATION UNAFFECTED. WSB and CCB agree that nothing in this Agreement shall be deemed to change or modify in any manner the provisions of the Acquisition Agreement.

             (c) SUCCESSION. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any right hereunder may be assigned by any party without the consent of the other party hereto.

             (d) ENTIRE AGREEMENT; AMENDMENTS; ETC. This Agreement and the Acquisition Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. This Agreement may be amended, and any provision hereof waived, but only in writing signed by the party against whom such amendment or waiver is sought to be enforced. Except as otherwise expressly provided herein, no person other than the parties hereto shall have any right hereunder or be entitled to the benefit of any provision hereof.

             (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts hereof have been signed by CCB and delivered to WSB, and one or more counterparts hereof have been signed by WSB and delivered to CCB.

             (f) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

       WITNESS, the signatures of said merging companies this _____ day of ______________, 200__, each set by its President and Secretary, pursuant to a resolution of its respective Board of Directors, acting by a majority and verified by its Secretary.

                                     NEW CCB BANK


                                     By:
                                        Gary D. Gall,
                                        President and Chief Executive Officer

                                     By:
                                        Philip S. Wood,
                                        Corporate Secretary

      I further declare under penalty of perjury that the matters set forth in this document are true and correct of my own knowledge.


                                       -------------------------------
                                       Philip S. Wood,
                                       Corporate Secretary

                                     CENTRAL CALIFORNIA BANK


                                     By:
                                        C. Frederick Rowden,
                                        President and Chief Executive Officer


                                     By:
                                        Lloyd Overholtzer,
                                        Corporate Secretary

      I further declare under penalty of perjury that the matters set forth in this document are true and correct of my own knowledge.


                                       -------------------------------
                                       Lloyd Overholtzer,
                                       Corporate Secretary

                                   EXHIBIT "B"


                              DIRECTOR'S AGREEMENT


      THIS DIRECTOR'S AGREEMENT (this "Director's Agreement"), is made as of this ___ day of _______________, 2001, by and between Western Sierra Bancorp, a California corporation ("WSB"), and the director of Central California Bank, a California banking corporation ("CCB"), whose name is set forth under "Director" on the signature page hereof (the "Director"). WSB is contemporaneously herewith entering into agreements with other directors of CCB, which agreements are identical in all respects hereto, except as to (a) the number of shares of CCB's common stock, no par value (the "CCB Stock") owned by such other directors, and
(b) the name and address of the other directors. The Director and such other persons shall hereinafter be referred to as to the "Directors" and this Agreement and such other agreements as the "Director's Agreements." This Director's Agreement is made with reference to the following:

                                 R E C I T A L S

      WHEREAS, that certain Agreement and Plan of Reorganization (the "Agreement"), dated as of ________________ ___, 2001, entered into by and between WSB and CCB, provides for the acquisition by WSB of one hundred percent (100%) of the CCB Stock, through the merger (the "Merger") of CCB with a wholly-owned subsidiary of WSB ("New CCB Bank"); and

      WHEREAS, as a condition precedent to the obligations of WSB and CCB under
Section 1.12 of the Agreement, the Director and all the Directors shall have entered into Director's Agreements concurrent with the execution of the Agreement in accordance with the terms, conditions, and provisions thereof;

      NOW, THEREFORE, in order to effectuate the transactions set forth above and in consideration of the mutual covenants, conditions, agreements, representations and warranties contained herein and in the Agreement, and intending to be legally bound, the parties hereto agree as follows:

                                A G R E E M E N T


                                    ARTICLE I

                              COVENANTS OF DIRECTOR

      1.1 VOTE OF SHAREHOLDERS. At the meeting of shareholders of CCB referred to in Section 7.1 of the Agreement (the "Meeting"), the Director shall vote or cause to be voted the shares of CCB Stock indicated as owned or controlled by such Director in Schedule I attached hereto, and any other shares of CCB Stock now owned or hereafter acquired or controlled by such Director, in favor of, and to approve the principal terms of, the Merger, and any other matter contemplated by the Agreement which requires the approval of the shareholders of CCB.

      1.2 OTHER CONTRACTS. From and after the date of this Director's Agreement, the Director shall not enter into or become subject to any agreement or commitment which would restrict or in any way impair the obligation of the Director to comply with all the terms of this Director's Agreement, including, without limitation, any other agreement to sell, transfer or otherwise dispose of the Director's shares of CCB Stock.

      1.3 UPDATING INFORMATION. In the event that the Director shall discover that any representation or warranty made herein by such Director was false or misleading in any material respect when made or that any event has occurred such that any representation or warranty of the Director made herein would, if made at and as of the time of the occurrence of such event, or thereafter, be incorrect in any material respect, the Director shall deliver to WSB a statement specifying that it is delivered pursuant to this Section
1.3 and stating in reasonable detail the facts with respect thereto. Delivery of any such statement shall not limit any rights which WSB may otherwise have under this Director's Agreement.

      1.4 AGREEMENT TO RECOMMEND. The Director agrees that, upon the execution of this Director's Agreement, Director shall at all times use his or her best efforts in order to obtain the approval of the shareholders of CCB of the principal terms of the Merger, and any other matter contemplated by the Agreement which requires approval of the shareholders of CCB and shall recommend the approval of such matters by the shareholders of CCB at the Meeting; provided, however, that the terms of this Section 1.4 shall not apply in the event CCB receives a CCB Qualifying Strategic Transaction Proposal (as defined in the Agreement) with respect to which CCB's Board of Directors shall have determined, after consultation with CCB's counsel, that the action by CCB contemplated under either clause (i), (ii) or (iii) of Section 5.6(b) of the Agreement is required under the fiduciary duties owed by the Board of Directors to the holders of CCB Stock, which determination has been made acting in good faith and on the basis of a written opinion from a financial advisor retained by CCB to the effect that the financial terms of such CCB Qualifying Strategic Transaction Proposal (as defined in the Agreement) are, from CCB's shareholders' perspective, superior to the Merger.

      1.5 CCB STOCK OPTIONS. The Director agrees: (i) not to exercise any outstanding CCB Stock Options granted to and held by the Director (the "Director's Options") as of the date hereof and as set forth in Schedule II attached hereto; and (ii) to sell the Director's Options to CCB at the Per Option Merger Consideration (as defined in the Agreement) in accordance with the terms and conditions of Section 1.6 of the Agreement. The Director further agrees that any of the Director's Options not sold to CCB pursuant to Section
1.6 of the Agreement prior to the Effective Time of the Merger shall expire at the Effective Time of the Merger.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF DIRECTOR

      2.1 REPRESENTATIONS AND WARRANTIES OF DIRECTOR. The Director represents and warrants to, and agrees with, WSB as follows:

            (a) CAPACITY. The Director has all requisite capacity to enter into and to perform the Director's obligations under this Director's Agreement.

            (b) AGREEMENT. The Director has received a copy of the Agreement and has had the opportunity to review and to consider the terms and conditions contained in this Director's Agreement and in the Agreement and to confer with his or her counsel concerning said terms and conditions.

            (c) BINDING AGREEMENT. This Director's Agreement has been duly executed and delivered by such Director and constitutes a valid and legally binding agreement of such Director.

            (d) OWNERSHIP OF SHARES. Schedule I hereto correctly sets forth the number of shares of CCB Stock owned by the Director or with respect to which such Director has sole or shared voting power, and the Director has good and marketable title to all such shares of CCB Stock free and clear of any liens, security interests, charges or other encumbrances of any kind of nature, except as set forth on Schedule I.

            (e) RELATIONSHIP WITH CCB.  The Director is a director of CCB.

            (f) NON-CONTRAVENTION. The execution and delivery of this Agreement by the Director does not, and the performance by the Director of the Director's obligations hereunder and the consummation by the Director of the transactions contemplated hereby will not, in any material respect, violate or conflict with, or constitute a material default under any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Director is a party or by which the Director is bound, or any statute, rule or regulation to which the Director or any of the Director's property is subject.

                                   ARTICLE III

                                   TERMINATION

      3.1 AUTOMATIC TERMINATION. This Director's Agreement shall automatically terminate and be of no further force or effect if the Agreement is terminated in accordance with the terms thereof, except as to any breach occurring prior to the date of such termination.

                                   ARTICLE IV

                                  MISCELLANEOUS

      4.1 EXPENSES. Each party hereto shall pay its own costs and expenses in connection with this Director's Agreement and the transactions covered and contemplated hereby; provided, however, that nothing contained herein shall preclude the payment of the Director's expenses in connection with the negotiation and documentation of this Director's Agreement by CCB.

      4.2 NOTICES, ETC. All communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given to the appropriate parties if delivered in person, or if sent by Federal Express, overnight delivery United States mail, or other overnight delivery service, or sent by facsimile transmission (with confirmation) addressed as follows:

            (a) If to the Director, to the address set forth in Schedule I attached hereto.

                  With a copy to:

                  Central California Bank
                  14685 Mono Way
                  Sonora, California 95370
                  Attention: Mr. C. Frederick Rowden, President and CEO
                        Fax: (209) 536-0488

                        With an additional copy to:

                  Coudert Brothers LLP
                  303 Almaden Boulevard, 5th Floor
                  San Jose, California 95110
                  Attention: Mr. Glenn T. Dodd, Esq.
                  Fax: (408) 297-3191

            (b)   If to WSB, to:

                  Western Sierra Bancorp
                  3350 Country Club Drive, Suite 202
                  Cameron Park, California 95682
                  Attention: Mr. Gary D. Gall, President and CEO
                        Fax: (530) 676-2817

                  With a copy to:

                  Horgan, Rosen, Beckham & Coren, L.L.P.
                  23975 Park Sorrento, Suite 200
                  Calabasas, California  91302-4001
                  Attention: S. Alan Rosen, Esq.
                        Fax: (818) 591-3838

or such other address as any party may have furnished in writing to the other parties.

      4.3 ENTIRE AND SOLE AGREEMENT. The making, execution and delivery of this Director's Agreement by the parties hereto have not been induced by any representations, statements, warranties or agreements other than those expressed herein and in the Agreement. This Director's Agreement embodies the entire understanding of the parties, and there are no further or other agreements or understandings, whether written or oral, in effect among the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

      4.4 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Director's Agreement, all covenants and agreements of the parties contained in this Director's Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

      4.5 GOVERNING LAW. This Director's Agreement shall construed and enforced in accordance with and governed by the laws of the State of California.

      4.6 COUNTERPARTS. This Director's Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      4.7 AMENDMENT, SUPPLEMENT AND WAIVER. This Director's Agreement may be amended or supplemented, and compliance with the provisions hereof may be waived only by an instrument in writing signed by the party against which enforcement of such amendment, supplement or waiver of compliance is sought.

      4.8 HEADINGS. The headings in this Director's Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

      4.9 SPECIFIC PERFORMANCE. It is recognized and agreed that monetary damages will not compensate the parties hereto for nonperformance by any party. Accordingly, each party agrees that his, her or its obligation shall be enforceable by a court order requiring specific performance.

      4.10 SEVERAL OBLIGATIONS. All duties and obligations of the Director executing this Director's Agreement shall be several and not joint with the duties and obligations of other Directors executing similar Directors' Agreements with WSB.

            IN WITNESS WHEREOF, the parties hereto have caused this Director's Agreement to be duly executed as of the date first above written.

DIRECTOR                         WESTERN SIERRA BANCORP

                                      By:
-----------------------------            -------------------------------
      (Name)                          Gary D. Gall
                                      Its: President and Chief Executive Officer
-----------------------------
      (Signature)

                                   SCHEDULE I

NAME OF DIRECTOR:

ADDRESS OF DIRECTOR:










CERTIFICATE NUMBER            NUMBER OF SHARES  REGISTERED OWNER(S)












DESCRIBE ANY LIENS, SECURITY INTERESTS, CHARGES OR OTHER ENCUMBRANCES:

                                   SCHEDULE II

NAME OF DIRECTOR:


ADDRESS OF DIRECTOR:










NUMBER OF CCB STOCK OPTIONS                     EXERCISE PRICE

                                   EXHIBIT "C"


                               AFFILIATE'S LETTER
                               ____________, 2001


Western Sierra Bancorp
3350 Country Club Drive, Suite 202
Cameron Park, California 95682

Attention: Mr. Gary D. Gall, President and CEO


Dear Mr. Gall:

      I have been advised that I may be an "affiliate," as defined in Rule 145 under the Securities Act of 1933, as amended (the "Act"), of Central California Bank ("CCB") at the time of the merger (the "Merger") of CCB and New CCB Bank pursuant to which CCB will become a wholly-owned subsidiary of Western Sierra Bancorp ("WSB"). In the Merger, I may acquire shares of the common stock of WSB ("WSB Shares") in exchange for my shares of the common stock of CCB ("CCB Stock").

      To the extent that I do acquire WSB Shares in connection with the Merger, I represent and agree as follows:

            1. I have carefully read this letter and, to the extent I felt necessary, I have discussed it with legal counsel.

            2. The WSB Shares are being acquired by me in good faith for investment, for my own account, and not with a view to distributing the WSB Shares to others or otherwise reselling the WSB Shares.

            3. I will not make any sale or other disposition of the WSB Shares in violation of the Act or related rules and regulations. In this connection, I understand that the issuance of the WSB Shares to me has been or will be registered under the Act, but that such registration will not cover resales by affiliates. Accordingly, the WSB Shares must be held by me for at least one year unless: (i) the WSB Shares have been registered under the Act for sale by me; (ii) a sale of the WSB Shares is made in conformity with the volume and other applicable limitations of paragraph (d) of Rule 145; or (iii) another exemption from registration is available.

            4. I understand that WSB is under no obligation to register the sale or other disposition of the WSB Shares by me or on my behalf or to take any other action to qualify the sale of the WSB Shares for any exemption from registration.

            5. I also understand that stop transfer instructions will be given to WSB's transfer agent with respect to the WSB Shares and that there will be placed on the certificates for the WSB Shares a legend stating in substance:
                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN
            ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER THAT ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

            6. I know of no plan (written or oral) pursuant to which holders of shares of the outstanding CCB Stock intend to sell or otherwise dispose of more than 50%, in the aggregate, of their interest in such shares, either by a sale or other disposition of CCB Stock before the Merger, by the exercise of dissenters' rights in the Merger, or by a sale or other disposition of the WSB Shares to be received by them as a result of the Merger.

            7. I understand and agree that WSB will rely upon the foregoing representations and warranties in issuing the WSB Shares to me and I hereby agree to indemnify WSB and hold it and its officers, directors, employees, agents and representatives harmless from and against all liabilities, costs, or expenses (including reasonable attorneys' fees) arising as a result of a sale or disposition by me of any of the WSB Shares in violation of paragraph 3 above.

            9. I understand that so long as I am an "affiliate" of WSB within the meaning of the Act, any shares of WSB's common stock I may acquire in the future, separate and apart from the WSB Shares described above, whether or not such shares have been previously registered with the Securities and Exchange Commission, will also be subject to restriction on resale. Moreover, I understand that under various circumstances, including the case where I acquire shares of WSB's common stock which have not previously been registered with the Securities and Exchange Commission, I will be required to hold such shares for a minimum of one year before I can sell the shares in the trading market unless otherwise allowed by law, rule or regulation. I also understand that legends reflecting the restrictions on WSB's common stock which I may acquire will be placed on all certificates representing such shares, and that stop transfer orders will be placed with WSB's transfer agent prohibiting transfers by me in violation of such restrictions.

                                       Very truly yours,


Dated:
      --------------------             -----------------------------
                                       Signature


                                       -----------------------------
                                       Type or Print Name

                                   EXHIBIT "D"

                                CLOSING SCHEDULE


      The terms used herein shall have the same meaning as ascribed to them in the Agreement and Plan of Reorganization (the "Agreement") or the Merger Agreement referred to therein. Section references in parentheticals are to sections in the Agreement and are provided for reference only.

      I.    DOCUMENTS COMPLETED PRIOR TO AND TO BE PROVIDED AT THE
            CLOSING:

            A.    GENERAL:

                  1.1   The Agreement dated ________________, 2001,
                        executed by WSB and CCB.

                  1.2   CCB's executed Director's Agreements (Section
                        1.12).

                  1.3 The Registration Statement/Proxy Materials (Sections 5.9 and 6.7).

                  1.4   The CCB Fairness Opinion (Section 8.5).

                  1.5   The Transfer Agent Agreement (Section 1.5(a)).

                  1.6 Receipt for delivery of $3,700,000 cash to Transfer Agent (Section 1.5(a)).

                  1.7 The draft form of Transmittal Letter for CCB shareholders (Section 1.5(b)).

            B.    THE MERGER:

                  1.8 Charter and FDIC Deposit Insurance for New CCB Bank (Section 10.1(a)).

                  1.9   The executed Merger Agreement  (Section 2.2).

                  1.10 Affidavit of Publication of Notice of the proposed Merger, as required by the FDIC.

                  1.11 Notice of Approvals from the Commissioner and FDIC (Sections 10.1(c) and (d)).

                  1.12 Opinion of Perry-Smith re: tax aspects of the transaction (Section 10.2).

            C.    THE ACQUISITION:

                  1.13 Affidavit of Publication of Notice of the proposed acquisition, as required by the FRB.

                  1.14 Notice of Approvals from the FRB and Commissioner for WSB to acquire control of CCB (Section 10.1(b) and (c)).

      II.   CCB CLOSING DOCUMENTS:

                  2.1 Certified copy of the resolutions of the Board of Directors of CCB authorizing the execution, delivery and performance of the terms of the Agreement and the Merger Agreement (Section 3.4).

                  2.2 Certified copy of the resolutions of the shareholders of CCB authorizing the execution, delivery and performance of the terms of the Agreement and the Merger Agreement (Section 10.4).

                  2.3 Officers' Certificate, signed by the President and Chief Executive Officer, the Corporate Secretary, and the Chief Financial Officer of CCB certifying the fulfillment of the conditions precedent to the Merger (Section 9.5).

                  2.4 Incumbency Certificate for CCB, setting forth the names of the directors and corporate officers of CCB, together with specimen signatures thereof, certified by the Corporate Secretary of CCB and issued under the corporate seal of CCB.

                  2.5 The executed Affiliate's Letters (Sections 1.13 and 9.4).

                  2.6 A Certificate of the President and Chief Executive Officer and the Chief Financial Officer of CCB as to the fulfillment of the conditions set forth in Section 10.4 and listing the name, number of shares and, if available, the amount demanded by each dissenting shareholder (Section 10.4).

                  2.7 A Certificate of the President and Chief Executive Officer and the Chief Financial Officer of CCB as to the fulfillment of the conditions set forth in Sections 1.6 and 5.7.

                  2.8   Landlord consents regarding leases.

                  2.9 The executed Director's Agreements (Sections 1.12 and 9.6).

                  2.10 The executed Affiliate's Letters (Sections 1.13 and 9.4).

      III.  WSB CLOSING DOCUMENTS:

                  3.1 Certified copy of the resolutions of the Board of Directors of WSB authorizing the execution, delivery and performance of the terms of the Agreement and the Merger Agreement (Section 4.4).

                  3.2 Certified copy of the resolutions of the Board of Directors of New CCB, authorizing the execution, delivery and performance of the Agreement and the Merger Agreement.

                  3.3 Certified copy of the resolutions of the sole shareholder of New CCB, authorizing the execution, delivery and performance of the Agreement and the Merger Agreement (Section 10.4).

                  3.4 Officers' Certificate, signed by the President and Chief Executive Officer, Corporate Secretary and Chief Financial Officer of WSB, certifying the fulfillment of the conditions precedent to the Merger (Section 8.4).

                  3.5 Incumbency Certificate for WSB, setting forth the names of the directors and executive officers of WSB, together with specimen signatures thereof, certified by the Corporate Secretary of WSB and issued under the corporate seal of WSB.

                  3.6 Certified copy of the resolutions of the Board of Directors of WSB adding Mr. ________________ and Mr. ________________ to the WSB Board of Directors (Sections 1.11 and 8.6).

                  3.7 Certified copy of the resolutions of the Board of Directors of New CCB adding CCB's directors and officers to New CCB's Board and management team (Sections 1.10 and 8.7).

                  3.8 Resignations of New CCB's directors and officers (Sections 1.10 and 6.9).

                  3.9 SEC Order declaring the WSB Registration Statement effective and any required approvals, permits or orders from state securities administrators or confirmation of exemptions (Section 7.2).